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                                                                 File No: 69-352


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM U-3A-2

                      Statement by Holding Company Claiming
                 Exemption Under Rule U-3A-2 from the Provisions
                of the Public Utility Holding Company Act of 1935

                      For The Year Ended December 31, 2001

                               DTE ENERGY COMPANY

                                       AND

                              DTE ENTERPRISES, INC.

                                       and

                             MICHCON HOLDINGS, INC.

hereby file jointly with the Securities and Exchange Commission (SEC), pursuant to Rule 2, their statement claiming exemptions as holding companies from the provisions of the Public Utility Holding Company Act of 1935 (PUHCA of 1935), and submit the following information:

I. NATURE OF BUSINESS OF CLAIMANT AND EVERY SUBSIDIARY THEREOF

     DTE Energy Company ("Company" or "DTE") is a Michigan corporation, incorporated on January 26, 1995. From the date of its incorporation through December 31, 1995, the Company was a wholly owned subsidiary of The Detroit Edison Company, a Michigan public utility. On January 1, 1996, pursuant to a share exchange accomplished in accordance with the provisions of the Michigan Business Corporation Act, all outstanding Common Stock of The Detroit Edison Company was exchanged on a one-for-one basis for the Common Stock of the Company. Thus, as of January 1, 1996, the Company became a publicly held corporation. The Company's address is 2000 2nd Avenue, Detroit, Michigan 48226-1279.

     On May 31, 2001, DTE completed the acquisition of MCN Energy Group Inc.
(MCN), and under the terms of the merger agreement, DTE acquired all outstanding shares of MCN common stock. The acquisition by DTE was accounted for using the purchase method. MCN was merged into DTE Enterprises, Inc. (DTEE) on May 31, 2001, and DTEE was the surviving corporation. DTEE is primarily involved in natural gas production, gathering, processing, transmission, storage, distribution and marketing in the Midwest-to-Northeast corridor. DTEE is organized under the laws of the state of Michigan and has its principal executive offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279.

A. DTE Energy Resources, Inc. ("DTE ER") is a Michigan corporation established on August 29, 1994. This corporation became a wholly owned subsidiary of the Company on January 1, 1996. DTE ER has offices at 425 S. Main, Ann Arbor, Michigan 48107 and it is engaged in energy services, electric generation, electric and gas marketing and trading and landfill gas projects.


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   1. DTE Biomass Energy, Inc. ("DTE Biomass") is a Michigan corporation established on July 15, 1993, with offices at 425 S. Main, Ann Arbor, Michigan 48107. On January 1, 1995 Biomass became a wholly owned subsidiary of DTE ER and it is engaged in landfill gas projects.

     a. Belleville Gas Producers, Inc. ("Belleville") is a Michigan corporation established November 8, 1996 with offices at 425 S. Main, Ann Arbor, Michigan, 48107. Belleville is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     b. Birmingham Gas Producers, L.L.C.* ("Birmingham"), is a Michigan company established April 13, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Birmingham is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     c. Coopersville Gas Producers, L.L.C. ("Coopersville"), is a Michigan company established May 1, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Coopersville is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     d. DTE Arbor Gas Producers, Inc. ("DTE Arbor") is a Michigan corporation established on July 10, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Arbor is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     e. Escambia Gas Producers, Inc., formerly ESCA Gas Producers, Inc., ("Escambia") is a Michigan corporation established November 18, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Escambia is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     f. Fayetteville Gas Producers, L.L.C., formerly Fayetteville Gas Company, L.L.C. ("Fayetteville") is a North Carolina company formed October 20, 1994. DTE Biomass purchased an 100% interest in Fayetteville on December 1, 1997. Offices are located at 425 S. Main, Ann Arbor, Michigan 48107. Fayetteville is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     g. Fort Worth Gas Producers, L.L.C. ("Fort Worth") is a Michigan company established December 5, 1995, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Fort Worth is a 50% owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     h. Hillside Gas Producers, L.L.C. ("Hillside") is a Michigan company established May 7, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Hillside is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     i. Kansas City Gas Producers, L.L.C. ("Kansas City") is a Michigan company established March 8, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Kansas City is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     j. Lycoming Gas Producers, Inc. ("Lycoming") is a Michigan corporation established August 18, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Lycoming is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     k. Montgomery Gas Producers, L.L.C. ("Montgomery"), is a Michigan company established April 13, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Montgomery is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     l. Oklahoma Gas Producers, L.L.C. ("Oklahoma"), is a Michigan company established April 13, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Oklahoma is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     m. Orlando Gas Producers, Inc. ("Orlando"), is a Michigan corporation established February 8, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Orlando is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     n. Phoenix Gas Producers, L.L.C. ("Phoenix"), is a Michigan company established April 13, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Phoenix is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     o. Plainville Gas Producers, Inc., formerly Sumpter Gas Producers, Inc., ("Plainville") is a Michigan corporation established on June 2, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Plainville is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     p. Polk Gas Producers, L.L.C. ("Polk") is a Michigan corporation established on June 20, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Polk is a 99% owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     q. RES Power, Inc. ("RES") is a Michigan corporation established on January 6, 1983, with offices at 425 S. Main, Ann Arbor, Michigan 48107. RES is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.

*    L.L.C. (Limited Liability Company) denotes limited liability.

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     r.  Riverview Gas Producers, Inc. ("Riverview") is a Michigan corporation established on August 16, 1993, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Riverview is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     s. Roxana Gas Producers, Inc. ("Roxana") is a Michigan corporation established August 18, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Roxana is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     t. Sonoma Energy Systems, Inc. ("Sonoma") is a Michigan corporation established on January 24, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Sonoma is a wholly owned subsidiary of DTE Biomass and it is engaged in landfill gas projects.
     u. South Side Gas Producers, L.L.C. ("South Side") is a Michigan company established December 29, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. South Side is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     v. Wake Gas Producers, L.L.C. ("Wake") is a North Carolina company established October 3, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Wake is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     w. Westside Gas Producers, L.L.C. ("Westside") is a Michigan company established May 7, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Westside is a wholly owned subsidiary of DTE Biomass and is engaged in landfill gas projects.
     x. Wichita gas producers, L.L.C. ("Wichita"), formerly BES/LES Gas Producers I, L.L.C., is a Michigan company with offices at 425 S. Main, Ann Arbor, Michigan 48107. Wichita is a 90% owned subsidiary of DTE Biomass and is engaged in acquiring rights to, developing, collecting and selling landfill gas and related constituent products.
     y. Winston Gas Producers, L.L.C. ("Winston") is a North Carolina company established May 31, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Winston is a 99% owned subsidiary of DTE Biomass and is engaged in landfill gas projects.

2. DTE Energy Trading, Inc., formerly Huron Energy Services, Inc., ("DTE Energy Trading") is a Michigan corporation established on September 6, 1995. DTE Energy Trading has offices at 101 N. Main, Ann Arbor, Michigan 48107 and it is engaged in wholesale and retail energy marketing. DTE Energy Trading became a wholly owned subsidiary of DTE ER on November 30, 1998.

3. DTE Energy Marketing, Inc., formerly Great Lakes Energy Products, Inc. ("DTE Energy Marketing") is a Michigan corporation established December 30, 1996 with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. DTE Energy Marketing became a wholly owned subsidiary of DTE ER on July 22, 1999, and is engaged in retail sales of electricity.

4. DTE Generation, Inc. ("DTE Generation") is a Michigan corporation established July 31, 1998, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. DTE Generation is a wholly owned subsidiary of DTE ER and is a holding company.

5. DTE Energy Services, Inc., formerly Edison Energy Services, Inc., ("DTE ES") is a Michigan corporation established on June 29, 1994, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE ES is a wholly owned subsidiary of DTE ER and it is engaged in energy services activities.

     a. DTE ES Holdings, Inc. ("DTE ES Holdings") is a Michigan corporation established August 28, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE ES Holdings is a wholly owned subsidiary of DTE ES and is a holding company

         (1) DTE Indiana Harbor, L.L.C. ("Indiana Harbor") is a Delaware company established January 26, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Indiana Harbor is 75% owned by DTE ES and 25% owned by DTE ES Holdings and is a holding company.

     b. PCI Enterprises Company ("PCI") is a Michigan corporation established on August 1, 1995, with offices at 425 S. Main, Ann Arbor, Michigan 48107. PCI is a wholly owned subsidiary of DTE ES and it operates a pulverized coal facility.

     c. CBC I, L.L.C. ("CBC") is a Delaware company established September 29, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. CBC is a wholly owned subsidiary of DTE ES and is a holding company.


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     d.  EES Coke Battery, L.L.C. ("EES") is a Michigan corporation established on October 3, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. EES is 99.5% owned by DTE ES and .5% by CBC I, L.L.C. and is engaged in coke supply.

     e. EES Coke Battery Company, Inc. ("EES Coke") is a Michigan corporation established on October 29, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. EES Coke is a wholly owned subsidiary of DTE ES and it operates a coke battery facility.

     f. DTE BH Holdings, Inc. ("DTE BH") is a Delaware corporation established July 6, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE BH is a wholly owned subsidiary of DTE ES and is a holding company.

         (1) Burns Harbor Coke Energy Company, Inc. ("Burns Harbor") is a Delaware corporation established June 8, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Burns Harbor is a wholly owned subsidiary of DTE BH and is a holding company.

               (a.) DTE Burns Harbor, L.L.C. ("DTE Burns Harbor") is a Delaware company established February 25, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Burns Harbor is 39% owned by Burns Harbor and 12% owned by DTE BH and operates a coke battery facility.

     g. DTE Sparrows Point Operations, Inc. ("Sparrows Point Operations") is a Michigan Corporation established August 31, 1998, with offices at 425
         S. Main, Ann Arbor, Michigan 48107. Sparrows Point Operations is a wholly owned subsidiary of DTE ES, and is engaged in the operation of pulverized coal injection facilities.

     h. DTE Sparrows Point Holdings, L.L.C. ("Sparrows Point Holdings") is a Delaware company established April 26, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Sparrows Point Holdings is a wholly owned subsidiary of DTE ES, and is a holding company.

     i. DTE Georgetown Holdings, Inc. is a Delaware corporation established December 14, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Georgetown Holdings Inc. is a wholly owned subsidiary of DTE ES, and is a holding company.

     j. DTE Georgetown, L.P. ("Georgetown"), is a Delaware partnership established December 19, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107 Georgetown was formerly a Delaware company established September 8, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Georgetown is a 99% owned subsidiary of DTE ES and 1% owned by DTE Georgetown Holdings, Inc. and is engaged in the generation of electricity.

     k. DTE Northwind Operations, L.L.C. ("Northwind Operations") is a Michigan company established October 8, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Northwind Operations is a wholly owned subsidiary of DTE ES and handles the operation and maintenance of Northwind.

     l. DTE Northwind, L.L.C. ("Northwind") is a Delaware company established September 3, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Northwind is a wholly owned subsidiary of DTE ES and operates a chilled water plant.

     m. DTE Sparrows Point, L.L.C. ("Sparrows Point") is a Delaware company established August 31, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Sparrows Point is a wholly owned subsidiary of DTE ES and is engaged in the operation of a pulverized coal injection plant.

     n. DTE Synfuels, L.L.C. ("Synfuels") is a Delaware company established November 11, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Synfuels is a wholly owned subsidiary of DTE ES and is a holding company for synfuels projects.

         (1) DTE Buckeye Operations, L.L.C. ("Buckeye") is a Delaware company established November 15, 2001, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Buckeye is a wholly owned subsidiary of Synfuels and is engaged in synthetic fuel machine operations.


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         (2)   DTE Synfuel Partners, L.L.C. ("Synfuel Partners") is a Delaware
               company established December 7, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Synfuel Partners is a wholly owned subsidiary of Synfuels and is a holding company for numerous synthetic fuel manufacturing facilities.

               (a) DTE Smith Branch, L.L.C. ("Smith Branch"), formerly named CRC No. 5, L.L.C., is a Delaware company established November 19, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Smith Branch is 95% owned by Synfuels and 5% owned by Synfuel Partners, and is engaged in synfuel projects.

               (b) DTE Clover, L.L.C. ("Clover"), formerly named CRC No. 6, L.L.C., is a Delaware company established January 1, 1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Clover is 95% owned by Synfuels and 5% owned by Synfuel Partners, and is engaged in synfuel projects.

               (c) DTE IndyCoke, L.L.C. ("IndyCoke"), formerly named CRC No. 1, L.L.C., is a Delaware company established November 19, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. IndyCoke is 95% owned by Synfuels and 5% owned by Synfuel Partners, and is engaged in synfuel projects.

               (d) DTE Belews Creek, L.L.C. ("Belews Creek"), formerly named CRC No. 3, L.L.C., is a Delaware company established December 23, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Belews Creek is 95% owned by Synfuels and 5% owned by Synfuel Partners, and is engaged in synfuel projects.

               (e) DTE Utah Synfuels, L.L.C. (" Utah Synfuels"), formerly named DTE Kentucky, L.L.C. ("Kentucky") is a Delaware company established December 23, 1999, with offices at 425
                      S. Main, Ann Arbor, Michigan 48107. Utah Synfuels is 95% owned by Synfuels and 5% owned by Synfuel Partners, and is engaged in synfuel projects.

               (f) CRC No.2 L.L.C. ("CRC #2") is a Delaware company established December 23, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. CRC #2 is 95% owned by Synfuels and 5% owned by Synfuel Partners, and is engaged in synfuel projects.

               (g) CRC No. 4 L.L.C ("CRC #4") is a Delaware company established December 23, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. CRC #4 is 95% owned by Synfuels and 5% owned by Synfuel Partners, and is engaged in synfuel projects.

               (h) DTE Riverhill, L.L.C. ("Riverhill") is a Delaware company established August 20, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Riverhill is 95% owned by DTE Synfuels, L.L.C. and 5% by DTE Synfuel Partners, L.L.C. and is engaged in Synfuel projects.

         (3) DTE Smith Branch Operations, L.L.C. ("Smith Branch Operations") is a Delaware company established August 29, 2001, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Smith Branch Operations is a wholly owned subsidiary of Synfuels and is engaged in the operation of synthetic fuel facilities.

         (4) DTE Synfuel Operations, L.L.C. ("Synfuel Operations") is a Delaware company established July 20, 2000, with offices at 425
               S. Main, Ann Arbor, Michigan 48107. Synfuel Operations is a 95% owned subsidiary of Synfuels and 5% owned by Synfuel Partners and provides labor and management services to operate synthetic fuel manufacturing facilities.

     o. DTE Backup Generation Equipment Leasing, L.L.C. ("Backup Generation Equipment Leasing") is a Delaware Company established November 3, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Backup Generation Equipment Leasing is a wholly owned subsidiary of DTE ES, and is engaged in the equipment leasing business.

     p. Power Energy Partners, L.L.C. ("Power Energy Partners") is a Delaware Company established May 21, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Power Energy Partners is a wholly owned subsidiary of DTE ES, and is a holding company.

         (1) Crete Energy Venture, L.L.C. ("CEV") is a Delaware company established December 12, 2000, with offices at 425 S. Main Street, Ann Arbor, Michigan 48107. CEV is 50% owned by Power Energy Partners, and is engaged in electricity generation.

         (2) Crete Turbine Holdings, L.L.C. ("CTH") is a Delaware company established December 15, 2000, with offices at 425 S. Main Street, Ann Arbor, Michigan 48107. CTH is 50% owned by Power Energy Partners, and is engaged in equipment sales.

         (3) DTE Crete Operations, L.L.C. ("Crete Operations") is a Delaware company established December 10, 2001 with offices at 425 S. Main Street, Ann Arbor, Michigan 48107. Crete Operations is a wholly owned subsidiary of DTE ES and operates and maintains electric generating facilities.

     q. Chicago Heights Energy Partners, L.L.C. ("Chicago Heights") is a Delaware Company established June 26, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Chicago Heights is a wholly owned subsidiary of DTE ES, and is engaged in development of projects generating electricity. Chicago Heights was sold in February 2002.

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         r.    DTE Moraine, L.L.C. ("Moraine") is a Delaware Company established
               July 25, 2001, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Moraine is a wholly owned subsidiary of DTE ES, and is engaged in development and operation of a compressed air facility.

         s. DTE East China, L.L.C. ("East China"), formerly Woodward Energy, L.L.C., is a Michigan Company established November 28, 2000, with offices at 425 S. Main Street, Ann Arbor, Michigan 48107. East China is a wholly owned subsidiary of DTE ES and is engaged in electricity generation.

         t. DTE East China Operations, L.L.C. ("East China Operations") is a Delaware Company established December 18, 2001, with offices at 425 S. Main, Ann Arbor, Michigan 48107. East China is a wholly owned subsidiary of DTE ES, and is engaged in the operation and maintenance of an electric generation facility.

         u. DTE Tonawanda, L.L.C. ("Tonawanda") is a Michigan Company established on December 19, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. Tonawanda is a wholly owned subsidiary of DTE ES and is engaged in waste water treatment and supply of chilled water.

     6. DTE Coal Services, Inc. ("DTE Coal") is a Michigan corporation established on July 10, 1996, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Coal is a wholly owned subsidiary of DTE ER and it is engaged in selling and transporting coal to third parties.

         a. DTE Rail Services, Inc., formerly DTE CS Rail Services, Inc., ("DTE Rail") is a Michigan Corporation established November 18, 1997, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Rail is a wholly owned subsidiary of DTE Coal and it is engaged in rail car repair and maintenance.

               (1) DTE Transportation Services, Inc. ("DTE Transportation") is a Michigan corporation established May 19,1998, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Transportation is a wholly owned subsidiary of DTE Rail and is engaged in rail shipment management and logistics, short line railroad management, rail car trading and brokering, and rail car leasing.

         b. DTECS Holdings, Inc. ("DTECS Holdings") is a Michigan Corporation established July 25, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTECS Holdings is a wholly owned subsidiary of DTE Coal and is engaged in the business of administering coal contracts. DTECS Holdings owns a 1% general partnership interest in DTECS Limited Partnership.

               (1) DTECS Limited Partnership is a Michigan Company established July 25, 2000, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTECS Limited Partnership is a 99% owned subsidiary of DTE Coal, which holds a limited partnership interest, and is engaged in the acquisition, storage and reselling of coal. DTECS Holdings holds a general partnership interest in DTECS Limited Partnership.

B. Syndeco Realty Corporation ("Syndeco") is a Michigan corporation established on August 22, 1986. This corporation became a wholly owned subsidiary of the Company on January 1, 1996. Syndeco has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279, and it is engaged in real estate projects.

     1 Syndeco Plaza L.L.C. ("Syndeco Plaza") is a Michigan company established on December 15, 1999, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Syndeco Plaza is a wholly owned subsidiary of Syndeco and is engaged real estate projects.

     2. Ashley Mews L.L.C. ("Ashley") is a Michigan company established on December 8, 1999, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Ashley is a wholly owned subsidiary of Syndeco and is engaged real estate projects.

C. The Detroit Edison Company ("Detroit Edison"), incorporated in Michigan and is a Michigan public utility subject to regulation by the Michigan Public Service Commission and the Federal Energy Regulatory Commission. It is engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square-mile area in southeastern Michigan. It also owns and operates a steam heating system in Detroit, Michigan. On January 1, 1996, Detroit Edison became a wholly owned subsidiary of the Company. Detroit Edison's address is 2000 2nd Avenue, Detroit, Michigan 48226-1279.

     1 Midwest Energy Resources Company ("MERC") is a Michigan corporation established on June 5, 1974, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. MERC is a wholly owned subsidiary of Detroit Edison and is engaged in operating a coal-transshipment facility in Superior, Wisconsin.

     2. The Edison Illuminating Company of Detroit ("EIC") is a Michigan corporation established on May 28, 1886, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. EIC is a wholly owned subsidiary of Detroit Edison and holds real estate.

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     3.  St. Clair Energy Corporation ("St. Clair") is a Michigan corporation established on August 27, 1906, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. St. Clair is a wholly owned subsidiary of Detroit Edison and is engaged in fuel procurement.

     4. The Detroit Edison Securitization Funding, L.L.C. ("Securitization Funding") is a Michigan company established on November 20, 2000, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Securitization Funding is a wholly owned subsidiary of Detroit Edison and is a special purpose entity established to recover certain stranded costs, called Securitization Property by Michigan Statute.

D. International Transmission Company ("ITC") is a Michigan corporation established May 16, 2000, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. ITC is a wholly owned subsidiary of the Company and is engaged in owning transmission assets formerly owned by Detroit Edison.

E. Wolverine Energy Services, Inc. ("Wolverine") is a Michigan corporation established September 6, 1995, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Wolverine is a wholly owned subsidiary of the Company and is a holding company.

     1. DTE Edison America, Inc. ("Edison America") is a Michigan corporation established April 13, 1998, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Edison America is a wholly owned subsidiary of Wolverine and is engaged in energy and energy related products.

     2. DTE Energy Technologies, Inc. ("Technologies") is a Michigan corporation established March 18, 1997, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Technologies is a wholly owned subsidiary of Wolverine and is engaged in energy solutions for industrial, commercial and small businesses.

         a. Alliance Energy Companies, Ltd. ("Alliance") is a Minnesota corporation established April 27, 2001, with offices at 1715 Lake Drive West, Chanhassen, Minnesota 55317-8580. Alliance is a wholly owned subsidiary of Technologies and is the holding company for the following entities:

               (1) Alliance Energy Systems, Inc. ("Energy Systems") is a Minnesota corporation established April 27, 2001, with offices at 1715 Lake Drive West, Chanhassen, Minnesota 55317-8580. Energy Systems is a wholly owned subsidiary of Alliance and is engaged in selling electric generators in the U.S. market.

               (2) Alliance Energy Services, Inc. ("Energy Services") is a Minnesota corporation established April 27, 2001, with offices at 1715 Lake Drive West, Chanhassen, Minnesota 55317-8580. Energy Services is a wholly owned subsidiary of Alliance and is engaged in servicing electric generators (primarily those sold by Energy Systems) in the U.S. market.

               (3) Alliance Energy Systems Canada, Ltd. ("Energy Systems") is an Ontario, Canada corporation established April 27, 2001, with offices at 275 Renfrew Drive, Markham, Ontario, Canada L3R 0C8. Energy Systems is a wholly owned subsidiary of Alliance and is engaged in selling electric generators in the Canadian market.

     3. DTE Edison America Catalog Sales, Inc. ("Catalog") is a Michigan corporation established April 13, 1998, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Catalog is a wholly owned subsidiary of Wolverine and is engaged in a multi-state retail catalog business for energy related products. Catalog was merged into Wolverine on March 16, 2001.

     4. DTE Energy Solutions, Inc. ("Solutions") is a Michigan corporation established April 10, 1998, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. Solutions is a wholly owned subsidiary of Wolverine and is engaged in system based energy related products and services.

         a. DTE Engineering Services, Inc., formerly UTS Systems, Inc., ("DTE Engineering Services") is a Michigan corporation established April 23, 1985. This corporation became a wholly owned subsidiary of Solutions on January 27, 1999. DTE Engineering Services has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279 and is engaged in professional engineering services.

F. Edison Development Corporation ("EDC") is a Michigan corporation established on May 24, 1994. This corporation became a wholly owned subsidiary of the Company on January 1, 1996. EDC has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279 and it is engaged in business development.

     1. DTE Solar Company of California ("Solar") is a Michigan corporation established January 2, 2001, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279 Solar is a wholly owned subsidiary of EDC and is engaged in solar photovoltaic leasing.

     2. EdVenture Capital Corp. ("EdVenture") is a Michigan Corporation established on May 24, 1994, with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. EdVenture is a wholly owned subsidiary of EDC and it is engaged in equity investment.

G. DTE Capital Corporation ("DTE Capital") is a Michigan corporation established on September 6, 1995. This corporation became a wholly owned subsidiary of the Company on January 1, 1996. DTE Capital has offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279, and it provides financial services for the non-utility affiliates of The Company. DTE Capital's operations were transferred to The Company and DTE Capital was dissolved in April 2001.

H. DTE ENTERPRISES, INC.: Except where otherwise indicated, DTEE owns directly or indirectly all of the outstanding common stock of MichCon Holdings, Inc., Citizens Gas Fuel Company (Citizens), MCN Energy Enterprises Inc. (MCNEE), various MCN financing companies and a 95% interest in Southern Missouri Gas Company, L.P. Except where otherwise indicated, the companies set forth below are Michigan corporations located at 2000 2nd Avenue, Detroit, Michigan 48226.

     1. MICHCON HOLDINGS, INC. is the holding company (formed in 1998) for Michigan Consolidated Gas Company (MichCon) and MichCon Enterprises, Inc. MichCon is a public utility engaged in the distribution and transmission of natural gas in the state of Michigan. MichCon was organized in 1898 and, with its predecessors, has been in business for 150 years. MichCon serves 1.2 million residential, commercial and industrial customers in the Detroit, Grand Rapids, Ann Arbor, Traverse City and Muskegon metropolitan areas as well as various other communities throughout the state of Michigan. MichCon's principal executive offices are located at 500 Griswold Street, Detroit, Michigan 48226. MichCon conducts substantially all of its business in the state of Michigan and is subject to the jurisdiction of the Michigan Public Service Commission (MPSC) as to various phases of its operations, including gas sales rates, service, and accounting. MichCon Enterprises, Inc. (a non-regulated affiliate) was formed in 1998 to engage in non-regulated activities.

         Except where otherwise indicated, the companies set forth below are wholly owned subsidiaries of MichCon:

         a. MichCon Development Corporation, through its various partnership arrangements, owns an interest in Harbortown, a residential and small commercial development constructed along the Detroit River in Detroit, Michigan.

         b. Blue Lake Holdings, Inc., holds a 25% interest in Blue Lake Gas Storage Company, a partnership that has converted a depleted natural gas field in northern Michigan into a 46 billion cubic feet (Bcf) natural gas storage field which it now operates.

         c. MichCon Pipeline Company, through the subsidiaries below, is engaged in pipeline and gathering projects in Michigan:

               (1) MichCon Gathering Company owns and operates the Antrim Expansion Pipeline.

               (2) Saginaw Bay Pipeline Company (SBPC) currently owns and operates a 67-mile pipeline that transports natural gas and natural gas liquids from reserves in east-central Michigan to natural gas processing plants in northern Michigan.

               (3) Saginaw Bay Lateral Company is the sole general partner and owns 46% of a partnership that owns and operates lateral pipelines interconnecting with the 67-mile pipeline previously described.

               (4) Westside Pipeline Company owns 80.2% of the Jordan Valley Partnership, a partnership that owns and operates two pipeline systems.

               (5) Thunder Bay Gathering Company owns and operates a pipeline system, consisting of 44 miles of gathering lines situated in Alpena and Alcona Counties in northeast Michigan.

               (6) MichCon Lateral Company, which is currently inactive, was originally formed in 1997 to own, operate and construct natural gas pipelines.

         d. Huron Pipeline Company, which is currently inactive, was originally formed in 1996 to acquire a 50% ownership interest in the ANR Link Interstate Pipeline, which transports natural gas to Canada through a pipeline owned by Niagara Gas Transmission Limited, a subsidiary of the Consumers Gas Co. Ltd.

               (1) Huron Gas Services Company, which is currently inactive, was originally formed in 1996 to market pipeline transportation services.

         e. Kalkaska Gas Storage Limited Partnership, of which MichCon owns 31%, holds a 53.5% general partnership interest in the Cold Springs Gas Storage Limited Partnership which was dissolved in 2001.

         The companies set forth below are wholly owned subsidiaries of MichCon Enterprises, Inc.:

         a. MichCon Fuel Services Company markets natural gas as a vehicular fuel and markets energy to residential and commercial customers through a transportation brokerage pilot program. MichCon Fuel Services Company became inactive in 2001.

         b. MichCon Home Services Company was formed in 1998 to engage in heating, ventilation and air conditioning activities. In December 2000, MichCon Home Services Company changed its name to Flame Furnace Company. Flame Furnace Company, which was sold in January 2001, is engaged in heating, ventilation and air conditioning activities.

2. CITIZENS GAS FUEL COMPANY: Citizens is a public utility engaged in the distribution of natural gas. Citizens was organized in 1951 and, with its predecessors, has been in business for more than 140 years. Citizens serves approximately 16,000 residential, commercial and industrial customers in and around Adrian, Michigan. Citizens' principal executive offices are located at 127 N. Main Street, Adrian, Michigan 49221. Citizens conducts all of its business in the state of Michigan and its rates are set by the Adrian Gas Rate Commission. Other various phases of its operations are subject to the jurisdiction of the MPSC.

3. SOUTHERN MISSOURI GAS COMPANY, L.P.: DTEE acquired an additional 47.5% interest during 2001 and currently holds a 95% interest in Southern Missouri Gas Company, L.P. (SMGC) which is a public utility engaged in the distribution and transmission of natural gas. SMGC was organized in 1996, and with its predecessors has been in business since 1995. SMGC serves approximately 7,500 residential, commercial, and industrial customers in southern Missouri. The principal executive offices of SMGC are located at 301 East 17th Street, Mountain Grove, Missouri 65711. SMGC conducts all of its business in the state of Missouri. Its rates and other various phases of its operations are subject to the jurisdiction of the Missouri Public Service Commission.

4. MCN ENERGY ENTERPRISES INC.: Formerly MCN Investment Corporation, which was organized in 1986, MCNEE is the holding company for DTEE's various diversified energy subsidiaries. MCNEE, through its subsidiaries and joint ventures, provides gathering, processing and transmission services; engages in energy marketing activities and storage services; engages in gas and oil exploration, development and production; and is involved in other energy-related businesses. Except where otherwise indicated, the companies set forth below are wholly owned subsidiaries of MCNEE:

         a. MCNIC Pipeline & Processing Company engages in pipeline and processing projects through the following subsidiaries and partnerships:
               (1) MCNIC Offshore Pipeline & Processing Company holds a 33% interest in the Blue Dolphin System and 100% of MCNIC Black Marlin Offshore Company, which held a 33.3% interest in the Black Marlin Pipeline System, which was sold in January 2001.

               (2)    MCNIC Michigan Holdings, Inc.
                      (a) Bagley Processing Company (47% general partnership
                         interest)
                      (b) Warner Treating Company (90% interest)
                      (c) Terra-Westside Processing Company (85% interest)

               (d) MCNIC Thunder Bay Processing Company, L.L.C. (90% interest) owns two carbon dioxide (C02) processing plants.
         (3) MCNIC East Coast Pipeline Company holds a 16.4% interest in the 292-mile Portland Pipeline Project.
         (4) MCNIC Gulf Coast Gathering Corporation holds a 1% general partnership interest in Copano Pipeline & Processing Group, L.P. MCNIC Gulf Coast Gathering Corporation and Copano Pipeline & Processing Group, L.P. were sold in November 2001.
         (5) MCNIC Gulf Coast Limited, Inc. holds a 49% limited partnership interest in Copano Pipeline & Processing Group, L.P., and a 90% limited partnership interest in CFS/Upper Gulf Coast, L.P., Copano Pipelines/Upper Gulf Coast, L.P., and CES/Upper Gulf Coast, L.P. MCNIC Gulf Coast Limited, Inc. and all the limited partnerships it held were sold in November 2001.
         (6) MCNIC Mobile Bay Gathering Company holds a 34.5% interest in Dauphin Island Gathering Partners ("DIGP"). DIGP was sold in July 2001.
         (7) MCNIC Mobile Bay Processing L.L.C. holds a 28.8% interest in Mobile Bay Processing Partners which, in turn, operates a processing facility. Mobile Bay Processing Partners was sold in July 2001.
         (8) MCNIC Mobile Bay NGL Pipeline, L.L.C. holds a 28.9% interest in Gulf Coast NGL Pipeline L.L.C. which, in turn, holds a 16.6% interest in Tri-States NGL Pipeline L.L.C. and a 16.6% interest in Belle Rose NGL Pipeline, L.L.C. Gulf Coast NGL Pipeline L.L.C. was sold in July 2001.
         (9) MCNIC South Texas Gathering Company holds a 1% general partnership interest in each of CFS/Copano Bay, L.P., CFS/South Texas, L.P., CFS/Agua Dulce, L.P. and CFS/Upper Gulf Coast, L.P. MCNIC South Texas Gathering Company and all the general partnerships it held were sold in November 2001.
         (10) MCNIC Upper Gulf Coast Pipeline & Processing Company holds a 1% interest in Copano Pipeline/Upper Gulf Coast, L.P. MCNIC Upper Gulf Coast Pipeline & Processing Company and Copano Pipeline/Upper Gulf Coast, L.P. were sold in November 2001.
         (11) MCNIC General Methanol Company holds a 1% general partnership interest in Lyondell Petrochemical Methanol Co. L.P.
         (12) MCNIC Methanol Holdings Company holds a 24% limited partnership interest in Lyondell Petrochemical Methanol Co. L.P.
         (13) American Central Western Oklahoma Gas Company, L.L.C. (40% interest)
         (14)  Crown Asphalt Ridge, L.L.C. (75% interest)
         (15) MCNIC East Texas Gathering Company holds a 39.9% limited partnership interest in American Central Eastern Texas Gas Company, L.P.
         (16) MCNIC East Texas Pipeline & Processing Company holds a 0.1% general partnership interest in American Central Eastern Texas Gas Company, L.P.
         (17) MCNIC Permian Basin Company holds a 0.99% general partnership interest in PSC02, L.P. In December 2000, PetroSource Partners which was 56.5% owned by PSC02 L.P. was sold.
         (18) MCNIC Rodeo Gathering Inc. holds an 18.55% interest in Keyes Helium Company, L.L.C.
         (19) Crown Asphalt Distribution, L.L.C. (50% interest) was formed to own and operate asphalt distribution and processing facilities.
         (20) MCNIC Millennium Company was formed to hold a 10.5% interest in the Millennium Pipeline Company, L.P.
         (21) MCNIC L.L.C. Millennium Company, a Michigan corporation, was formed to hold a 10.5% interest in the Millennium Pipeline Management Company, L.L.C., which holds a 1% interest in the Millennium Pipeline Company L.P.
         (22) MCNIC Vector Company was formed to hold a 24.75% limited partnership interest in Vector Pipeline, L.P., a Delaware Limited
               Partnership, which owns and operates the Vector Pipeline.
         (23)  MCNIC Vector II Company was formed in January 2000 to hold a 25%
               interest in Vector Pipeline Inc., which owns a 1% general
               partnership interest in Vector Pipeline, L.P., a Delaware Limited Partnership, which owns and operates the Vector Pipeline.
         (24) MCNIC Vector Canada, Inc., a New Brunswick corporation, was formed in 1998 to hold a 24.75% limited partnership interest in Vector Pipeline L.P., an Alberta, Canada limited partnership, which owns the Canadian portion of the Vector Pipeline.
         (25) MCNIC Vector Canada II, Inc., a New Brunswick corporation, was formed in 1999 to hold a 25% interest in Vector Pipeline Limited, which owns a 1% general partnership interest in Vector Pipeline L.P., an Alberta, Canada limited partnership, which owns the Canadian portion of the Vector Pipeline.
         (26) MCNIC Compression GP, Inc. was formed in March 1999 to hold the .1% general partnership interest in the KCI Compression Company,
               L.P. KCI Compression Company, L.P. was sold in July 2001.
         (27)  MCNIC Compression L.P., Inc. was formed in March 1999 to hold the
               42.9% limited partnership interest in the KCI Compression
               Company, L.P. KCI Compression Company, L.P. was sold in July
               2001.

     b. MCN Power Company pursues domestic power generation related opportunities.

         (1) South Norwalk Power Partners, L.L.C., is a Michigan limited liability company formed to participate in power projects.

         (2) Metro Energy, L.L.C., a Michigan limited liability company formed in June 1999 to provide energy related services. MCN Power holds a 50% interest in Metro Energy, L.L.C.

     c. MCN International Corporation was formed in 1998 as a holding company for MCN's international subsidiaries.

         (1) MCNIC Nepal Limited of Grand Cayman, Cayman Island, owns 100% of the Class B Capital Stock of Panda Bhote Koshi, which gives MCNIC Nepal a 90% ownership interest in Panda Bhote Koshi, a Cayman Island company that holds a 100% interest in Panda of Nepal. Panda of Nepal holds a 75% interest in Bhote Koshi Power Company Private Limited which owns a 36 MW hydroelectric power project in Nepal.

         (2) MCNIC UAE Limited of Grand Cayman, Cayman Island, was formed to hold a 39% interest in an United Arab Emirate fertilizer plant project. Subsequently, MCNIC UAE Limited converted its equity interest into a loan.

     d. CoEnergy Trading Company is engaged in the purchase and sale of natural gas to large-volume gas users and gas and electric utilities. Except where otherwise indicated, the companies set forth below are 50% owned by CoEnergy Trading Company:

         (1) U.S. CoEnergy Services, a Wisconsin general partnership formed to market fuel oil, propane and natural gas primarily in the state of Wisconsin.
         (2) SEMCO Energy Services, Inc., was purchased in April 1999 to engage in the marketing of natural gas. It is a wholly owned, inactive subsidiary of CoEnergy Trading Company.
         (3) CoEnergy Development Company is a wholly owned, inactive subsidiary of CoEnergy Trading Company.

     e. MCNIC Canadian Holdings Ltd., a New Brunswick corporation, was formed to market and sell natural gas in Canada and the northeastern United States.

     f. CoEnergy Supply Company engages in the purchase and sale of natural gas, a portion of which is produced by subsidiaries of MCN Oil & Gas Company.

     g. CoEnergy Sales Company was formed in 1998 to hold the membership interest in DTE-CoEnergy, L.L.C., which has been dissolved.

     h.  MCNIC Gas Storage Company engages in the storage of natural gas.

         (1) South Romeo Gas Storage Company, a Michigan partnership in which MCNIC Gas Storage Company has a 50% interest, owns and operates the Washington 28 Gas Storage Field, a 10 Bcf storage field in southeastern Michigan that provides storage services to MCNEE's Energy Marketing operations. South Romeo Gas Storage Company holds a 50% interest in South Romeo Gas Storage Corporation.

         (2) W-10 Holdings, Inc., holds a 50% interest in Washington 10 Storage Partnership, a partnership that developed and operates the Washington 10 Storage Field, a 42 Bcf storage field in southeastern Michigan.

         (3) The Orchards Golf Limited Partnership, a Michigan partnership in which MCNIC Gas Storage Company has a 50% interest, developed, owns and operates a residential community and golf course on 520 acres of land above the South Romeo gas storage field in southeastern Michigan.

     i. MCN Oil & Gas Company (MOG) is engaged in natural gas and oil exploration, development and production through the following subsidiaries:

         (1)   Green Oak Development Company
         (2)   Otsego Exploration Company, L.L.C.
         (3) MCNIC Enhanced Production, Inc., which has a 75% interest in Otsego EOR, L.L.C.

         (4)   MCNIC Oil & Gas Midcontinent, Inc.

         (5)   MCNIC Oil & Gas Properties, Inc.

         (6)   Pageant Corporation

     j. Bridgewater Holdings, Inc. (Bridgewater) was originally formed to hold a 33% limited partnership interest in Bridgewater Place, a Grand Rapids, Michigan office building. Currently, Bridgewater owns undeveloped real property in western Michigan.

     k. Combustion Concepts, Inc. holds patents for the development of pressurized combustion technologies that provide increased fuel efficiency, heat uniformity and compactness of equipment.

     l. MCN Energy Holdings Inc. was formed in July 1999 to maximize the value of existing ventures outside of MCN's target operating region. It primarily consists of gas gathering and processing investments.

     m. MCN Energy Marketing, Inc. was formed in July 1999 to engage in MCN's unregulated sales activities to industrial, commercial and residential customers, both inside and outside the Gas Distribution segment's service area.

     n. MCN Midstream & Supply, Inc. was formed in July 1999 to develop and manage MCN's gas producing, gathering, processing, transmission and storage assets within MCN's target operating region.

     o. MCNEE Shelf Corporation was formed in December 2000 for future use as a shell corporation.

5. MCN MICHIGAN LIMITED PARTNERSHIP (MCN Michigan): MCN is the 1% general partner in MCN Michigan, a Michigan limited partnership. MCN Michigan exists for the sole purpose of issuing its limited partnership interests in the form of preferred securities and investing the gross proceeds thereof in MCN debt securities. The preferred securities were redeemed in February 2002.

6. MCN FINANCING I: MCN is the sole owner of MCN Financing I, a Delaware Business Trust. MCN Financing I exists for the sole purpose of issuing preferred securities and investing the gross proceeds thereof in MCN debt securities. The preferred securities were redeemed in February 2002.

7. MCN FINANCING II: MCN is the sole owner of MCN Financing II, a Delaware Business Trust. MCN Financing II exists for the sole purpose of issuing preferred securities and investing the gross proceeds thereof in MCN debt securities.

8. MCN FINANCING III: MCN is the sole owner of MCN Financing III, a Delaware Business Trust. MCN Financing III exists for the sole purpose of issuing preferred securities and investing the gross proceeds thereof in MCN debt securities.

II. PUBLIC UTILITY PROPERTIES

A. The Detroit Edison Company maintains the following generating facilities which are located in the State of Michigan, as follows:

     ---------------------------------------------------------------------


                                               LOCATION BY
                                                MICHIGAN               SUMMER NET                   YEAR
                       PLANT NAME                COUNTY             RATED CAPABILITY             IN SERVICE
           -------------------------------     ------------         ----------------      -----------------------
                                                                         (1) (2)
                                                                    ----------------
                                                                 (MW)
           Fossil-fueled Steam-Electric
              Belle River (3)                   St. Clair          1,026          9.3%    1984 and 1985
              Conners Creek                     Wayne                200          1.8     1999
              Greenwood                         St. Clair            785          7.1     1979
              Harbor Beach                      Huron                103          0.9     1968
              Marysville                        St. Clair            167          1.5     1930, 1943 and 1947
              Monroe (4)                        Monroe             3,000         27.1     1971, 1973 and 1974
              River Rouge                       Wayne                510          4.6     1957 and 1958
              St. Clair                         St. Clair          1,402         12.7     1953, 1954, 1961 and 1969
              Trenton Channel                   Wayne                730          6.6     1949, 1950 and 1968
                                                                 -------       ------
                                                                   7,923         71.6%
           Oil or Gas-fueled Peaking
              Units                             Various            1,102         10.0     1966-1971, 1981 and 1999
           Nuclear-fueled Steam-Electric
              Fermi 2 (5)                       Monroe             1,111         10.1     1988
           Hydroelectric Pumped Storage
              Ludington (6)                     Mason                917          8.3     1973
                                                                 -------       ------
                                                                  11,053        100.0%
                                                                 =======       ======

     (1) Summer net rated capabilities of generating units in service are based on periodic load tests and are changed depending on operating experience, the physical condition of units, environmental control limitations and customer requirements for steam, which otherwise would be used for electric generation.

     (2) Excludes one oil-fueled unit, St. Clair Unit No. 5 (250 MW), in economy reserve status.

     (3) The Belle River capability represents Detroit Edison's entitlement to 81.39% of the capacity and energy of the plant.

     (4) The Monroe Power Plant provided 36.62% of Detroit Edison's total 2001 power plant generation.

     (5) Fermi 2 has a design electrical rating (net) of 1,150 MW.

     (6) Represents Detroit Edison's 49% interest in Ludington with a total capability of 1,872 MW. Detroit Edison is leasing 306 MW to First Energy for the six-year period June 1, 1996 through May 31, 2002.

     Detroit Edison and Consumers Energy interchange energy through nine interconnections currently owned and operated by their respective affiliates, International Transmission Company (ITC) and Michigan Electric Transmission Company (METC). Detroit Edison and Consumers Energy also have interchange agreements that permit the exchange of electric energy through 12 ITC and METC owned interconnections with First Energy, Indiana Michigan Power Company, Northern Indiana Public Service Company and Ontario Hydro Services Company. In addition, Detroit Edison has interchange agreements for the exchange of electric energy with Michigan South Central Power Agency and the City of Wyandotte.

    Detroit Edison owns and operates within the State of Michigan 619 distribution substations with a capacity of 18,623,000 kilovolt amperes. Electric distribution lines owned and in service as of December 31, 2001 are as follows:

                                                                OVERHEAD LINES        UNDERGROUND LINES
                                                             ---------------------  --------------------
                                                                                      CONDUIT
                                                               POLE       CIRCUIT      BANK       CABLE
                       DESIGN LINE VOLTAGE - KV                MILES       MILES       MILES      MILES
                   --------------------------------         ----------  ----------  ----------  --------
                   Distribution -
                                     Under 4.8 KV                   -                    65           659
                                     4.8 KV and 13.2 KV        32,973                   459        15,163
                                     24 KV                        105                   258         1,047
                                     40 KV                      2,846                    91           338
                                     120 KV                        54                     -            16
                                                              -------                  ----       -------
                                                               35,978                   873        17,223
                                                              -------                  ----       -------

B. ITC owns and operates within the State of Michigan 446,903 line transformers with a capacity of 21,742,832 kilovolt amperes. Electric transmission lines owned and in service as of December 31, 2001 are as follows:

                                                                OVERHEAD LINES        UNDERGROUND LINES
                                                             ---------------------  --------------------
                                                                                      CONDUIT
                                                               POLE       CIRCUIT      BANK       CABLE
                       DESIGN LINE VOLTAGE - KV                MILES       MILES       MILES      MILES
                   --------------------------------         ----------  ----------  ----------  --------
                   Transmission -
                                     120 KV                     1,110      1,625          -           166
                                     140 KV                        31         31          -             -
                                     230 KV                        77         87          -             -
                                     345 KV                       525        956          -             7
                                                              -------     ------       ----       -------
                                                                1,743      2,699                      173
                                                              -------     ------                  -------

C. MichCon owns the following integrated distribution, transmission, production and storage properties and facilities, all of which properties are located in the state of Michigan.

        At December 31, 2001, MichCon's distribution system included 17,570 miles of distribution mains, 1,124,258 service lines and 1,220,623 active meters. MichCon owns 2,590 miles of transmission and production lines that deliver natural gas to the distribution districts and interconnect its storage fields with the sources of supply and the market areas. MichCon's compressor facilities related to transmission and production have a total rated capacity of 28,500 horsepower and 1,403 horsepower, respectively. Properties relating to five underground natural gas storage fields with an aggregate working gas storage capacity of approximately 124 Bcf consist principally of 383 gas storage wells (63 of which are observation wells), 191 miles of field lines, dehydration plants and compressor facilities with a total rated capacity of 69,600 horsepower. MichCon also owns district office buildings, service buildings and gas receiving and metering stations. MichCon occupies an office building in Grand Rapids under a long-term lease. Portions of these buildings are subleased to affiliates and others.

D. Citizens owns the following properties, all of which are located in Michigan.

        At December 31, 2001, Citizens' distribution system included 431 miles of distribution mains, 16 miles of transmission lines, 14,973 service lines, and 16,394 active meters. Citizens owns all of its properties used in the conduct of the utility business including a two-story office building and a one-story service center.

E. Southern Missouri Gas Company (SMGC) owns the following properties, all of which are located in Missouri.

        At December 31, 2001, SMGC's distribution system included 318 miles of distribution mains, 9,603 service lines, and 7,565 active meters. SMGC owns 124 miles of transmission lines which deliver natural gas to the various cities it serves and metering stations. SMGC leases its office/service center.

III. PUBLIC UTILITY DISTRIBUTION AND PURCHASE OF NATURAL GAS

A. During the year ended December 31, 2001, Detroit Edison distributed and purchased the following wattage of electricity:

     1. 51,115,862,396 Kilowatt Hours (Kwh) was sold within the state of Michigan.

     2.  No electricity was distributed at retail outside the state of Michigan.

     3. The following Kwh of electricity was distributed at wholesale outside the State:

                        KWH                     STATE          REVENUES
             ------------------------    -----------------  --------------
                    397,163,000           Ontario, Canada   $   18,869,906
                    386,826,000                Ohio                361,602
                     38,025,000               Indiana           27,787,965
                  -------------                             --------------
                    822,014,000                             $   47,019,473
                  =============                             ==============

     4.  The following Kwh of electricity was purchased outside the State:

                        KWH                     STATE          REVENUES
             ------------------------    -----------------  --------------
                     252,495,000          Ontario, Canada   $    18,574,975
                     725,291,000               Ohio               7,054,492
                   1,035,235,000              Indiana            39,596,929
                 ---------------                            ---------------
                   2,013,021,000                            $    65,226,396
                 ===============                            ===============


B. During the year ended December 31, 2001 MichCon distributed and purchased the following volumes of natural gas:

     1. 172,822,775 thousand cubic feet (Mcf) of natural gas was distributed at retail within the state of Michigan and 149,167,458 Mcf of natural gas was distributed at retail under transportation contracts within the state of Michigan.

     2. No volumes of natural gas were distributed at retail outside the state of Michigan.

     3. 3,745,390 Mcf of natural gas was distributed at wholesale in the state of Kansas, which amounted to $14,596,196; 3,884,945 Mcf of natural gas was distributed at wholesale in the state of Louisiana, which amounted to $14,830,238.

     4. 40,842,565 Mcf of natural gas was purchased from various suppliers in the state of Louisiana, which amounted to $165,307,162; 35,647,474 Mcf of natural gas was purchased from various suppliers in the state of Kansas, which amounted to $86,168,084; and 27,861,493 Mcf of natural gas was purchased from various suppliers in the state of Minnesota, which amounted to $63,926,100. These volumes were transported by interstate pipeline suppliers to points of delivery within the state of Michigan.

C. During the year ended December 31, 2001 Citizens distributed and purchased the following volumes of natural gas:

     1. 3,013,000 Mcf of natural gas was distributed at retail within the state of Michigan, and 181,000 Mcf of natural gas was distributed at retail under transportation contracts within the state of Michigan.

     2. No volumes of natural gas were distributed at retail outside the state of Michigan.

     3. No volumes of natural gas was distributed at wholesale outside the state of Michigan.

     4.  No volumes of natural gas were purchased outside the state of Michigan.

D. During the year ended December 31, 2001 SMGC distributed and purchased the following volumes of natural gas:

     1. 774,000 Mcf of natural gas was distributed at retail within the state of Missouri and 310,000 Mcf of natural gas was distributed at retail under transportation contracts within the state of Missouri.

     2. No volumes of natural gas were distributed at retail outside the state of Missouri.

     3. No volumes of natural gas were distributed at wholesale outside the state of Missouri.

     4. 776,000 Mcf of natural gas was purchased from suppliers outside the state of Missouri. These volumes were transported by Williams Natural Gas Company to a point of delivery within the state of Missouri.


IV.  INTEREST IN EXEMPT WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

                           EXEMPT WHOLESALE GENERATORS

A.   DTE River Rouge No. 1, L.L.C. ("DTE River Rouge")

     1. DTE River Rouge is a single member Michigan limited liability corporation established January 3, 2000, located at 1 Belanger Park, MI 48218 with offices at 2000 2nd Avenue, Detroit, Michigan 48226-1279. DTE River Rouge is an exempt wholesale generator ("EWG") owning a 230-megawatt natural gas fired electric generating unit.

     2. DTE Generation, Inc. ("DTE Generation") is the single member of DTE River Rouge. As the single member, DTE Generation has obligations to fund DTE River Rouge through capital contributions. As shown on Exhibit B, DTE Energy Resources, Inc. (100% owned by DTE Energy) owns 100% of DTE Generation's common stock and retained earnings in the amount of $2,125,798.

     3. The Company has issued guarantees in the amount of $3 million for the benefit of DTE River Rouge.

     4.  Capitalization and earnings of DTE River Rouge were $2,124,798

     5. DTE River Rouge has contracts with Detroit Edison with 2001 fees of $2,647,955 for general operation, maintenance and refurbishment. DTE River Rouge has contracts with the Company with 2001 fees of $2,086,005 related to cash management and lending agreements. DTE River Rouge has contracts with DTE Energy Trading, Inc. with 2001 fees of $364,000 for purchasing and marketing wholesale energy.


B.   DTE Georgetown, LP ("DTE Georgetown")

     1. DTE Georgetown is a Delaware limited partnership, that was formerly DTE Georgetown, LLC, a Delaware limited liability company, established September 8, 1999, with offices at 425 S. Main, Ann Arbor, Michigan 48107. DTE Georgetown is an exempt wholesale generator ("EWG") owning a 180 megawatt natural gas fired electric generating unit.

     2. DTE Georgetown Holdings, Inc. ("DTE Georgetown Holdings") owns a 1% general partnership interest in DTE Georgetown and DTE Energy Services, Inc. ("DTE ES") owns a 99% limited partnership interest in DTE Georgetown. DTE Georgetown Holdings is wholly owned by DTE ES. DTE ES is wholly owned by DTE Energy Resources, which is wholly owned by DTE Energy, Inc. DTE Georgetown Holdings and DTE ES have made capital contributions in amount of $83,982,277 to DTE Georgetown.

     3.  The Company has issued no guarantees for the benefit of DTE Georgetown.

     4. Capitalization and earnings of DTE Georgetown for 2001 were $5,390,348.

     5. DTE Georgetown has a Management Services Agreement with DTE ES that has no fees.

C.   Metro Energy, LLC ("Metro Energy")

     1. Metro Energy is a Delaware limited liability company established in June 1999, with offices at 414 S. Main Street, Ann Arbor, Michigan 48104. Metro Energy is an exempt wholesale generator ("EWG") owning a 17 megawatt natural gas fired electric generating unit.

     2. MCN Power owns a 50% interest in Metro Energy. MCN Power is a wholly owned subsidiary of MCN Energy Enterprises Inc., which is a wholly owned subsidiary of DTE Enterprises, Inc., which is a wholly subsidiary of DTE Energy Company. MCN Power has made capital contributions in amount of $6,843,136 to Metro Energy.

     3.  The Company has issued no guarantees for the benefit of Metro Energy.

     4.  Capitalization and earnings of Metro Energy for 2001 were $337,412.

     5. Michigan Consolidated Gas has a natural gas transportation agreement with Metro Energy.

                           FOREIGN UTILITY COMPANIES


D.   BHOTE KOSHI POWER COMPANY PRIVATE LIMITED (BKPC)

     1. BKPC is a 36 MW hydroelectric power project in the Sindhupalchok District of Nepal, at KHA 1-960 Kalimati, Tahachal Kathmandu, Nepal.

     2. Panda of Nepal owns 75% of the issued shares of Bhote Koshi Power Company Private Limited. Panda Bhote Koshi, a Cayman Islands exempted company, wholly owns Panda of Nepal. MCNIC Nepal Limited owns 100% of the Class B Capital Stock of Panda Bhote Koshi (giving MCNIC Nepal a 90% ownership interest in Panda Bhote Koshi).

     3. As of December 31, 2001, DTEE has an $21.0 million equity investment in BKPC.

     4.  Capitalization and earnings information is unavailable.

     5. There are no service, sales or construction contracts between BKPC and DTEE or an affiliate of DTEE.

                                    EXHIBITS

Exhibit A -   Attached hereto as Exhibit A are the unaudited Consolidating
              Statements of Operations for the year ended December 31, 2001 and Consolidating Statements of Financial Position as of December 31,
              2001, and Consolidating Statements of Retained Earnings for DTE
              Energy Company, Detroit Edison, DTE Energy Resources, Inc., DTE
              Energy Services, Inc., DTEE Energy Enterprises Inc., MichCon
              Holdings, MichCon, MCNEE, Gas Services and MCNIC Pipeline &
              Processing Company.

Exhibit B -   Attached hereto as Exhibit B is an organizational chart showing the relationship of each EWG and foreign utility company to associate companies in the holding company system.

                                   SIGNATURES

         DTE Energy Company has caused this statement to be duly executed on its behalf by its authorized officer on this 1st day of March, 2002.

                                                   DTE ENERGY Company

                                                   By: /s/ Daniel G. Brudzynski

                                                   Daniel G. Brudzynski
                                                   Chief Accounting Officer,
                                                   Vice President and Controller

CORPORATE SEAL:

Attest:

/s/ SUSAN M. BEALE
------------------


Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

Susan M. Beale
Vice President and Corporate Secretary
2000 2nd Avenue
Detroit, Michigan 48226

                                                                       EXHIBIT A


DTE Energy
Consolidating Statement of Operations
For The Year Ended December 31, 2001
(In Thousands)


==============================================================================================================
                                                   DTE                     INT'L        DTE
                                                 ENERGY                   TRANS.       ENERGY        WOLVERINE
                                                 COMPANY       DECO         CO.         RES.          ENERGY
                                                --------------------------------------------------------------
OPERATING REVENUES                                    --    4,043,853      63,664     2,653,341       20,540
                                                --------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power                            --    1,241,061         120     2,038,488           --
  Gas                                                 --           --          --            --           --
  Operation and maintenance                      (64,900)   1,267,804      22,446       602,478       34,794
  Depreciation and amortization                       --      631,345      12,481        46,399          964
  Merger and restructuring charges                    --           --          --            --           --
  Taxes Other Than Income                             98      267,819       6,391         9,153           --
                                                --------------------------------------------------------------
      Total Operating Expenses                   (64,802)   3,408,029      41,438     2,696,518       35,759
                                                --------------------------------------------------------------

OPERATING INCOME (LOSS)                           64,802      635,824      22,226       (43,176)     (15,219)
                                                --------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                               114,997      305,680          12        28,227          638
  Preferred stock dividends of subsidiary             --           --          --            --           --
  Other - net                                   (383,640)       9,791        (569)      (17,056)        (126)
                                                --------------------------------------------------------------
      Total Interest Expense and Other          (268,643)     315,471        (557)       11,171          512
                                                --------------------------------------------------------------

INCOME BEFORE INCOME TAXES                       333,445      320,353      22,783       (54,348)     (15,730)

INCOME TAX PROVISION (BENEFIT)                    (2,648)      84,383       7,974      (183,379)      (5,553)
                                                --------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                  336,093      235,970      14,809       129,031      (10,177)
                                                --------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                --        2,625          --            --           --

                                                --------------------------------------------------------------
NET INCOME                                       336,093      233,344      14,809       129,031      (10,177)
                                                ==============================================================


==============================================================================================================



===========================================================================================================================
                                                           SYNDECO          DTE         ELIMS.           DTE
                                                EDISON      REALTY          ENERGY         &            ENERGY
                                                  DEV.      CORP.           ENT.       RECLASS.        CONSOL.
                                                ----------------------------------------------------------------
OPERATING REVENUES                                   64      10,880        1,128,824    (72,539)      7,848,628
                                                ----------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power                           --          --               --    (17,700)      3,261,969
  Gas                                                --          --          690,411     (2,001)        688,409
  Operation and maintenance                       1,050       5,116          279,266   (320,272)      1,827,783
  Depreciation and amortization                      29          --          103,652         --         794,870
  Merger and restructuring charges                   --          --               --    268,234         268,234
  Taxes Other Than Income                            --         (43)          28,460         --         311,879
                                                ----------------------------------------------------------------
      Total Operating Expenses                    1,078       5,074        1,101,789    (71,739)      7,153,144
                                                ----------------------------------------------------------------

OPERATING INCOME (LOSS)                          (1,015)      5,806           27,035       (800)        695,484
                                                ----------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                   --         292           56,386    (38,316)        467,917
  Preferred stock dividends of subsidiary            --          --           14,758         --          14,758
  Other - net                                    18,914        (506)          (8,520)   375,844          (5,869)
                                                ----------------------------------------------------------------
      Total Interest Expense and Other           18,914        (214)          62,623    337,528         476,805
                                                ----------------------------------------------------------------

INCOME BEFORE INCOME TAXES                      (19,929)      6,020          (35,588)  (338,327)        218,679

INCOME TAX PROVISION (BENEFIT)                   (7,401)      2,107           (5,509)        --        (110,026)
                                                ----------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                 (12,527)      3,913          (30,079)  (338,327)        328,705
                                                ----------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE               --          --              (40)    (6,206)         (3,620)

                                                ----------------------------------------------------------------
NET INCOME                                      (12,527)      3,913          (30,039)  (332,122)        332,325
                                                ================================================================


===========================================================================================================================

DTE Energy
Consolidating Balance Sheet
December 31, 2001
(In Thousands)


=================================================================================================================================
                                                           DTE                       INT'L            DTE
                                                          ENERGY                      TRANS.         ENERGY     WOLV.      EDISON
                                                           CO.        DECO            CO.             RES.      ENERGY      DEV.
                                                        -------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                 7,950     175,995               8         32,962      (978)        --
  Restricted cash                                              --      67,839              --         89,617        --         --
  Accounts receivable
    Customer (less allowance for doubtful accounts)            34     342,513           2,434        236,481     6,510      2,141
    Accrued unbilled revenues                                  --     130,419              --             --        --         --
    Other                                                 357,596     301,013          62,193         21,325    14,235         --
  Inventories
     Fuel and gas                                              --     163,859              --         37,241        --         --
     Materials and supplies                                    --     126,934           5,188          3,622     5,552         --
  Assets from risk management activities                       --         709              --        269,938        --         --
  Other                                                        --      17,692              --         18,346       174         --

                                                        -------------------------------------------------------------------------
                                                          365,580   1,326,973          69,823        709,533    25,493      2,141
                                                        -------------------------------------------------------------------------


INVESTMENTS
  Nuclear decommissioning trust funds                          --     416,455              --             --        --         --
  Other                                                 6,390,146     108,384           9,686        232,044    20,727     71,646
                                                        -------------------------------------------------------------------------
                                                        6,390,146     524,839           9,686        232,044    20,727     71,646
                                                        -------------------------------------------------------------------------


PROPERTY
  Property, plant and equipment                                --  11,361,020         801,524      1,052,691     6,709        649
  Property under capital leases                                --     218,958              --          4,904        --         --
                                                        -------------------------------------------------------------------------
                                                               --  11,579,978         801,524      1,057,594     6,709        649
                                                        -------------------------------------------------------------------------
  Less: accumulated depreciation and amortization              --   5,015,565         407,471        169,780     2,441         29
                                                        -------------------------------------------------------------------------
                                                               --   6,564,413         394,053        887,814     4,267        620
                                                        -------------------------------------------------------------------------
Goodwill                                                       --          --              --         23,494    11,554         --
                                                        -------------------------------------------------------------------------
Regulatory Assets                                              --   2,830,526           3,005             --        --         --
                                                        -------------------------------------------------------------------------

OTHER ASSETS

  Asset from risk management activities                        --          --              --         10,403        --         --
  Other                                                    11,036      97,680              (4)         5,552     3,976         --
                                                        -------------------------------------------------------------------------
                                                           11,036      97,680              (4)        15,954     3,976         --
                                                        -------------------------------------------------------------------------
                                                        6,766,762  11,344,432         476,563      1,868,839    66,017     74,408
                                                        =========================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                        265,553     502,900          10,765        253,662     3,052      5,514
  Accrued interest                                         10,502      84,919               1              6        --         --
  Dividends payable                                        83,079      73,858              --             --        --         --
  Accrued payroll                                              --      89,446              --          7,246     1,809         --
  Short-term borrowings                                   425,336          --           4,339        247,104    28,669         --
  Income taxes                                             (1,363     121,150           2,773            556       (21)        (5)
  General Taxes                                                --      26,593             605            273        --         --
  Current portion long-term debt                               --     201,658              --         89,701        --         --
  Current portion capital leases                               --      13,236              --             --        --         --
  Liability from risk management activities                    --      35,675              --        255,408        --         --
  Other                                                     1,337     273,092              --         32,525     3,885         43
                                                        -------------------------------------------------------------------------
                                                          784,443   1,422,527          18,483        886,480    37,395      5,551
                                                        -------------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                                  (208,431   1,748,879          58,792         96,385     3,215      2,672
  Capital leases                                               --      81,635            --             --        --           --
  Regulatory liabilities                                       --      42,613            --             --        --           --
  Unamortized Investment tax credit                            --     156,129            --             --        --           --
  Liabilities from risk management activities                  --       2,187            --            9,124      --           --
  Other                                                   (70,221)    721,785          57,458         97,426       136         --
                                                        -------------------------------------------------------------------------
                                                         (278,652)  2,753,228         116,250        202,935     3,351      2,672
                                                        -------------------------------------------------------------------------
LONG-TERM DEBT, INCLUDING CAPITAL LEASES                1,747,363   4,710,659              --        106,522        --         --
                                                        -------------------------------------------------------------------------

PREFERRED SECURITIES OF SUBSIDIARIES                           --          --              --             --        --         --
                                                        -------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                                          2,684,656   1,805,535         327,021        347,522    60,139     63,750
  Retained earnings and other comprehensive income      1,828,953     652,482          14,809        325,380   (34,867)     2,435
                                                        -------------------------------------------------------------------------
                                                        4,513,608   2,458,017         341,830        672,902    25,272     66,185
                                                        -------------------------------------------------------------------------

                                                        6,766,762  11,344,432         476,563      1,868,839    66,017     74,408
                                                        =========================================================================


                                                        -----------------------------------------------------
                                                         SYNDECO        DTE            ELIMS           DTE
                                                          REALTY       ENERGY             &          ENERGY
                                                           CORP         ENT.          RECLASS.       CONSOL.
                                                        -----------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                 3,793         8,793         39,254        267,777
  Restricted cash                                              --            --             --        157,457
  Accounts receivable
    Customer (less allowance for doubtful accounts)        14,966       245,538             --        850,617
    Accrued unbilled revenues                                  --       111,888             --        242,307
    Other                                                       6       183,726       (681,055)       259,039
  Inventories
     Fuel and gas                                              --       143,150         (1,427)       342,824
     Materials and supplies                                    --        20,592             --        161,888
  Assets from risk management activities                       --       132,650         (3,577)       399,721
  Other                                                        38        60,630         47,398        144,279
                                                        -----------------------------------------------------
                                                           18,804       906,968       (599,406)     2,825,909
                                                        -----------------------------------------------------

INVESTMENTS
  Nuclear decommissioning trust funds                          --            --             --        416,455
  Other                                                        23       362,384     (6,579,572)       615,468
                                                        -----------------------------------------------------
                                                               23       362,384     (6,579,572)     1,031,923
                                                        -----------------------------------------------------

PROPERTY
  Property, plant and equipment                            41,796     3,579,088        (11,415)    16,832,061
  Property under capital leases                                --        11,501             --        235,363
                                                        -----------------------------------------------------
                                                           41,796     3,590,589        (11,415)    17,067,424
                                                        -----------------------------------------------------
  Less: accumulated depreciation and amortization             568     1,934,358         (5,804)     7,524,408
                                                        -----------------------------------------------------
                                                           41,228     1,656,232         (5,611)     9,543,016
                                                        -----------------------------------------------------
Goodwill                                                       --     1,967,567             --      2,002,615
                                                        -----------------------------------------------------
Regulatory Assets                                              --        62,020             --      2,895,552
                                                        -----------------------------------------------------

OTHER ASSETS
  Asset from risk management activities                        --       139,111             --        149,514
  Other                                                        --       682,002        (20,918)       779,324
                                                        -----------------------------------------------------
                                                               --       821,113        (20,918)       928,838
                                                        -----------------------------------------------------

                                                           60,055     5,776,284     (7,205,507)    19,227,853
                                                        =====================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                          7,536       364,712       (716,558)       697,136
  Accrued interest                                             24        22,168            (24)       117,596
  Dividends payable                                            --         1,102        (73,858)        84,181
  Accrued payroll                                              --         9,020             --        107,520
  Short-term borrowings                                     6,848       666,547       (697,382)       681,461
  Income taxes                                                (41      (209,512)       140,755         54,293
  General Taxes                                                --        54,177             --         81,648
  Current portion long-term debt                               --       210,714             --        502,073
  Current portion capital leases                               --           520             --         13,755
  Liability from risk management activities                    --       133,421             --        424,504
  Other                                                    19,758       100,483        (17,631)       413,492
                                                        -----------------------------------------------------
                                                           34,125     1,353,352     (1,364,699)     3,177,657
                                                        -----------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                                        22      (181,031)       (42,477)     1,478,025
  Capital leases                                               --         2,083        (83,717)            --
  Regulatory liabilities                                       --       190,189        (46,017)       186,785
  Unamortized Investment tax credit                            --        24,319             --        180,448
  Liabilities from risk management activities                  --       301,618             --        312,929
  Other                                                       108       558,645          9,880      1,375,218
                                                        -----------------------------------------------------
                                                              130       895,823       (162,331)     3,533,405
                                                        -----------------------------------------------------

LONG-TERM DEBT, INCLUDING CAPITAL LEASES                       --       999,998         89,521      7,654,063
                                                        -----------------------------------------------------

PREFERRED SECURITIES OF SUBSIDIARIES                           --       273,672             --        273,672
                                                        -----------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                                             15,613     2,533,851     (5,027,220)     2,810,867
  Retained earnings and other comprehensive income         10,186      (280,412)      (740,777)     1,778,188
                                                        -----------------------------------------------------
                                                           25,799     2,253,439     (5,767,998)     4,589,055
                                                        -----------------------------------------------------

                                                           60,055     5,776,284     (7,205,507)    19,227,853
                                                        =====================================================

=================================================================================================================================

DTE Energy
Consolidating Statement of Retained Earnings
December 31, 2001
(In Thousands)


============================================================================================================================
                                                       DTE                       INT'L       DTE       WOLV.         EDISON
                                                      ENERGY                     TRANS.     ENERGY     ENERGY         DEV.
                                                       CO.          DECO           CO.       RES.      CONSOL.       CONSOL.
                                                    ------------------------------------------------------------------------
Retained earnings (deficit) at December 31, 2000    2,123,437     1,771,129          --    197,145    (24,611)        5,469

Net income (loss)                                     336,093       233,344      14,809    129,031    (10,177)      (12,528)

Dividends on common stock                            (324,215)     (627,363)         --         --         --            --

Repurchase and retirement of common stock            (269,357)     (700,405)         --         --         --            --

Other                                                 (37,005)      (24,223)         --       (796)       (79)        9,494
                                                    ------------------------------------------------------------------------

Retained earnings (deficit) at December 31, 2001    1,828,953       652,482      14,809    325,380    (34,867)        2,435
                                                    ========================================================================

============================================================================================================================




====================================================================================================
                                                    SYNDECO        DTE         ELIMS           DTE
                                                    REALTY       ENERGY          &           ENERGY
                                                      CORP         ENT.      RECLASS.        CONSOL.
                                                    ------------------------------------------------
Retained earnings (deficit) at December 31, 2000     6,273      (100,856)   (1,881,195)    2,096,791

Net income (loss)                                    3,913       (30,039)     (332,121)      332,325

Dividends on common stock                               --            --            --      (951,578)

Repurchase and retirement of common stock               --            --            --      (969,762)

Other                                                   --      (149,517)    1,472,539     1,270,413
                                                    ------------------------------------------------

Retained earnings (deficit) at December 31, 2001    10,186      (280,412)     (740,777)    1,778,189
                                                    ================================================


====================================================================================================

DTE Energy
Detroit Edison
Consolidating Statement of Operations
For The Year Ended December 31, 2001
(In Thousands)



===========================================================================================================================
                                                               EDISON                                ELIMS.
                                                                ILLUM.               ST.               &            DECO
                                                  DECO           CO.      MERC     CLAIR.  SECURIT.  ECLASS.      CONSOL.
                                              -----------------------------------------------------------------------------
OPERATING REVENUES                                3,874,619      --      26,251     --     143,921     (938)     4,043,853
                                              -----------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power                        1,222,901      --      18,160     --          --       --      1,241,061
  Gas                                                    --      --           -     --          --       --             --
  Operation and maintenance                       1,265,445      --       2,296     --       1,001     (938)     1,267,804
  Depreciation and amortization                     573,205      --       1,807     --      56,333       --        631,345
  Taxes Other Than Income                           266,823      45         951     --          --       --        267,819
                                              -----------------------------------------------------------------------------
      Total Operating Expenses                    3,328,374      45      23,214     --      57,334     (938)     3,408,029
                                              -----------------------------------------------------------------------------

OPERATING INCOME (LOSS)                             546,246     (45)      3,036     --      86,586       --        635,824
                                              -----------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                  215,614      --       2,655     --      87,411       --        305,680
  Preferred stock dividends of subsidiary                --      --          --     --          --       --             --
  Other - net                                        10,767      (2)       (106)    --        (824)     (43)         9,791
                                              -----------------------------------------------------------------------------
      Total Interest Expense and Other              226,381      (2)      2,549     --      86,586      (43)       315,471
                                              -----------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                          319,865     (43)        487     --          --       43        320,353

INCOME TAX PROVISION (BENEFIT)                       83,896      --         487     --          --       --         84,383
                                              -----------------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                     235,970     (43)         --     --          --       43        235,970
                                              -----------------------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                2,625      --          --     --          --       --          2,625

                                              -----------------------------------------------------------------------------
NET INCOME                                          233,344     (43)         --     --          --       43        233,344
                                              =============================================================================


===========================================================================================================================

DTE Energy
Detroit Edison
Consolidating Balance Sheet
December 31, 2001
(In Thousands)


===================================================================================================================================
                                                                    EDISON                                      ELIMS
                                                                    ILLUM.                ST.                     &         DECO
                                                        DECO          CO.     MERC      CLAIR.   SECURIT      RECLASS.     CONSOL.
                                                    -------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                             171,061       --     2,062        --       2,872          --        175,995
  Restricted cash                                            --       --        --        --      67,839          --         67,839
  Accounts receivable
    Customer (less allowance for doubtful accounts)     320,314       --        --        --      22,198          --        342,513
    Accrued unbilled revenues                           123,371       --        --        --       7,047          --        130,419
    Other                                               298,826       10     2,436        --         208        (466)       301,013
  Inventories
     Fuel and gas                                       163,859       --        --        --          --          --        163,859
     Materials and supplies                             123,769       --     3,166        --          --          --        126,934
  Assets from risk management activities                    709       --        --        --          --          --            709
  Other                                                  17,622       --        71        --          --          --         17,692
                                                    -------------------------------------------------------------------------------
                                                      1,219,530       10     7,735        --     100,165        (466)     1,326,973
                                                    -------------------------------------------------------------------------------


INVESTMENTS
  Nuclear decommissioning trust funds                   416,455       --        --        --          --          --        416,455
  Other                                                 101,526      169    15,643         9          --      (8,965)       108,384
                                                    -------------------------------------------------------------------------------
                                                        517,982      169    15,643         9          --      (8,965)       524,839
                                                    -------------------------------------------------------------------------------


PROPERTY
  Property, plant and equipment                      11,299,235      228    61,557        --          --          --     11,361,020
  Property under capital leases                         218,958       --        --        --          --          --        218,958
                                                    -------------------------------------------------------------------------------
                                                     11,518,193      228    61,557        --          --          --     11,579,978
                                                    -------------------------------------------------------------------------------
  Less: accumulated depreciation and amortization     4,983,109       --    32,457        --          --          --      5,015,565
                                                    -------------------------------------------------------------------------------
                                                      6,535,085      228    29,101        --          --          --      6,564,413
                                                    -------------------------------------------------------------------------------
Goodwill                                                     --       --        --        --          --          --             --
                                                    -------------------------------------------------------------------------------
Regulatory Assets                                     1,138,399       --      (209)       --   1,692,335          --      2,830,526
                                                    -------------------------------------------------------------------------------

OTHER ASSETS
  Asset from risk management activities                      --       --        --        --          --          --             --
  Other                                                  66,820       --     1,153        --      29,803         (96)        97,680
                                                    -------------------------------------------------------------------------------
                                                         66,820       --     1,153        --      29,803         (96)        97,680
                                                    -------------------------------------------------------------------------------

                                                      9,477,816      407    53,423         9   1,822,303      (9,527)    11,344,432
                                                    ================================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                      498,107       --     1,994        --       3,184        (385)       502,900
  Accrued interest                                       48,158       --     1,081        --      35,681          --         84,919
  Dividends payable                                      73,858       --        --        --          --          --         73,858
  Accrued payroll                                        89,446       --        --        --          --          --         89,446
  Short-term borrowings                                      --       --        --        --          --          --             --
  Income taxes                                          121,150       --        --        --          --          --        121,150
  General Taxes                                          25,544      102       948        --          --          --         26,593
  Current portion long-term debt                        129,137       --        --        --      72,521          --        201,658
  Current portion capital leases                         13,236       --        --        --          --          --         13,236
  Liability from risk management activities              35,675       --        --        --          --          --         35,675
  Other                                                 242,075       --     2,585        --      28,432          --        273,092
                                                    -------------------------------------------------------------------------------
                                                      1,276,384      102     6,608        --     139,818        (385)     1,422,527
                                                    -------------------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                               1,740,894       --     7,985        --          --          --      1,748,879
  Capital leases                                         81,635       --        --        --          --          --         81,635
  Regulatory liabilities                                 42,613       --        --        --          --          --         42,613
  Unamortized Investment tax credit                     156,129       --        --        --          --          --        156,129
  Liabilities from risk management activities             2,187       --        --        --          --          --          2,187
  Other                                                 720,117        4     1,228        --         521         (85)       721,785
                                                    -------------------------------------------------------------------------------
                                                      2,743,575        4     9,214        --         521         (85)     2,753,228
                                                    -------------------------------------------------------------------------------

LONG-TERM DEBT, INCLUDING CAPITAL LEASES              2,999,846       --    37,600        --   1,673,214          --      4,710,659
                                                    -------------------------------------------------------------------------------

PREFERRED SECURITIES OF SUBSIDIARIES                         --       --        --        --          --          --             --
                                                    -------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                                        1,805,535       50         1        10       8,750      (8,811)     1,805,535
  Retained earnings and other comprehensive income      652,477      251         1        (1)         --        (246)       652,482
                                                    -------------------------------------------------------------------------------
                                                      2,458,012      301         2         9       8,750      (9,057)     2,458,017
                                                    -------------------------------------------------------------------------------

                                                      9,477,816      407    53,423         9   1,822,303      (9,527)    11,344,432
                                                    ===============================================================================

===================================================================================================================================

DTE Energy
Detroit Edison
Consolidating Statement of Retained Earnings
December 31, 2001
(In Thousands)


==============================================================================================================================
                                                                EDISON                                    ELIMS
                                                                ILLUM.               ST.                    &         DECO
                                                       DECO       CO.      MERC    CLAIR.     SECURIT.   RECLASS.    CONSOL.
                                                    --------------------------------------------------------------------------


Retained earnings (deficit) at December 31, 2000    1,771,123        1      (1)     295        --         (289)    1,771,129

Net income (loss)                                     233,344      (43)     --       --        --           43       233,344

Dividends on common stock                            (627,363)      --      --       --        --           --      (627,363)

Repurchase and retirement of common stock            (700,405)      --      --       --        --           --      (700,405)

Other                                                 (24,223)     293       2     (296)       --            1       (24,223)
                                                    --------------------------------------------------------------------------

Retained earnings (deficit) at December 31, 2001      652,476      251       1       (1)       --         (245)      652,482
                                                    ==========================================================================


==============================================================================================================================

DTE Energy
Energy Resources
Consolidating Statement of Operations
For The Year Ended December 31, 2001
(In Thousands)


=====================================================================================================================
                                                      DTE            DTE            DTE          DTE           DTE
                                                     ENERGY        BIOMASS         COAL         ENERGY        ENERGY
                                                   RESOURCES        ENERGY       SERVICES      SERVICES     MARKETING
                                              -----------------------------------------------------------------------

OPERATING REVENUES                                   576,702         7,226        325,584       442,050       28,785
                                              -----------------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power                                --            41        276,769       116,330       25,883
  Gas                                                     --            --             --            --           --
  Operation and maintenance                          578,201        11,100         23,720       278,157        5,978
  Depreciation and amortization                       42,162         4,888            421        81,566          414
  Taxes Other Than Income                              7,047           415          1,133         5,348          800

                                              -----------------------------------------------------------------------
      Total Operating Expenses                       627,410        16,444        302,043       481,401       33,075
                                              -----------------------------------------------------------------------

OPERATING INCOME (LOSS)                              (50,708)       (9,218)        23,541       (39,351)      (4,290)
                                              -----------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                    23,274           374            813        21,677          501
  Preferred stock dividends of subsidiary                 --            --             --            --           --
  Other-- net                                        (16,469)         (260)           546        (2,995)          --
                                              -----------------------------------------------------------------------
      Total Interest Expense and Other                 6,805           114          1,359        18,682          501
                                              -----------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                           (57,513)       (9,332)        22,182       (58,033)      (4,791)

INCOME TAX PROVISION (BENEFIT)                      (186,441)      (15,429)         7,783      (172,848)      (1,607)
                                              -----------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                      128,928         6,097         14,399       114,815       (3,184)
                                              -----------------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    --            --             --            --           --

                                              -----------------------------------------------------------------------
NET INCOME                                           128,928         6,097         14,399       114,815       (3,184)
                                              =======================================================================


=====================================================================================================================



======================================================================================================
                                                      DTE          DTE         ELIMS.         ENERGY
                                                     ENERGY       GENER.         &           RESOURCES
                                                    TRADING      CONSOL.      RECLASS.        CONSOL.
                                              --------------------------------------------------------

OPERATING REVENUES                                 2,071,299      13,026     (811,331)      2,653,341
                                              --------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power                         2,046,108         763     (427,406)      2,038,488
  Gas                                                     --         672         (672)              -
  Operation and maintenance                           16,272       3,489     (314,439)        602,478
  Depreciation and amortization                          547       3,276      (86,875)         46,399
  Taxes Other Than Income                                 70       1,236       (6,896)          9,153
                                              --------------------------------------------------------
      Total Operating Expenses                     2,062,997       9,436     (836,288)      2,696,518
                                              --------------------------------------------------------

OPERATING INCOME (LOSS)                                8,302       3,590       24,957         (43,177)
                                              --------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                       926       3,551      (22,889)         28,227
  Preferred stock dividends of subsidiary                 --          --           --               -
  Other-- net                                         (5,505)         --        7,627         (17,056)
                                              --------------------------------------------------------
      Total Interest Expense and Other                (4,579)      3,551      (15,262)         11,171
                                              --------------------------------------------------------

INCOME BEFORE INCOME TAXES                            12,881          39       40,219         (54,348)

INCOME TAX PROVISION (BENEFIT)                         4,655          14      180,494        (183,379)
                                              --------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                        8,226          25     (140,275)        129,031
                                              --------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    --          --           --               -

                                              --------------------------------------------------------
NET INCOME                                             8,226          25     (140,275)        129,031
                                              ========================================================


======================================================================================================

DTE Energy
Energy Resources
Consolidating Balance Sheet
December 31, 2001
(In Thousands)



========================================================================================================================
                                                              DTE         DTE         DTE           DTE          DTE
                                                            ENERGY       BIOMASS      COAL         ENERGY     ENERGY
                                                           RESOURCES     ENERGY     SERVICES      SERVICES    MARKETING
                                                         ---------------------------------------------------------------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                     34,610     6,405       8,633      116,985         --
  Restricted cash                                               89,617        --          --           --         --
  Accounts receivable
    Customer (less allowance for doubtful accounts)             76,367     1,698      14,297       60,372         (1)
    Accrued unbilled revenues                                       --        --          --           --         --
    Other                                                          214       134          --           81      5,396
  Inventories
     Fuel and gas                                               33,569        --          --           --         --
     Materials and supplies                                      2,636        --      27,847        8,358         --
  Asset from risk management activities                          7,778        --          --           --         --
  Other                                                         16,437     2,022       2,308       12,084      1,080

                                                         ---------------------------------------------------------------
                                                               261,228    10,259      53,085      197,880      6,475
                                                         ---------------------------------------------------------------

INVESTMENTS
  Nuclear decommissioning trust funds                               --        --          --           --         --
  Other                                                        243,092    11,295      30,445      172,083         81
                                                         ---------------------------------------------------------------
                                                               243,092    11,295      30,445      172,083         81
                                                         ---------------------------------------------------------------

PROPERTY
  Property, plant and equipment                                982,052    51,096       5,331      921,892        383
  Property under capital leases                                     --        --          --           --         --
                                                         ---------------------------------------------------------------
                                                               982,052    51,096       5,331      921,892        383
                                                         ---------------------------------------------------------------

  Less: accumulated depreciation and amortization              163,805    17,242       1,194      142,886        182
                                                         ---------------------------------------------------------------
                                                               818,247    33,854       4,137      779,006        201
                                                         ---------------------------------------------------------------
Goodwill                                                        23,494        --          --           --         --
                                                         ---------------------------------------------------------------
Regulatory Assets                                                   --        --          --           --         --
                                                         ---------------------------------------------------------------

OTHER ASSETS
  Asset from risk management activities                             --        --          --           --         --
  Other                                                          5,636     2,715       4,415       22,444        (25)

                                                         ---------------------------------------------------------------
                                                                 5,636     2,715       4,415       22,444        (25)
                                                         ---------------------------------------------------------------

                                                             1,351,697    58,123      92,082    1,171,413      6,732
                                                         ===============================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                              84,780       930      36,277       29,853        565
  Accrued interest                                                  --        --          --           --         --
  Dividends payable                                                 --        --          --           --         --
  Accrued payroll                                                3,084       256         492        8,409         --
  Short-term borrowings                                        187,448        --          --           --         --
  Income taxes                                                  (3,092)       --          --           --       (197)
  General Taxes                                                     --        --          --           --         --
  Current portion long-term debt                                76,529       284          --       89,417         --
  Current portion capital leases                                    --        --          --           --         --
  Liability from risk management activities                      2,182        --          --           --         --
  Other                                                         22,765     1,921         703       13,577        886
                                                         ---------------------------------------------------------------
                                                               373,696     3,391      37,472      141,256      1,254
                                                         ---------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                                         95,886     7,209       2,521       86,484         22
  Capital leases                                                    --        --          --           --         --
  Regulatory liabilities                                            --        --          --           --         --
  Unamortized Investment tax credit                                 --        --          --           --         --
  Liabilities from risk management activities                    1,276        --          --           --         --
  Other                                                         88,307       303      18,844      279,245        168
                                                         ---------------------------------------------------------------
                                                               185,469     7,512      21,365      365,729        190
                                                         ---------------------------------------------------------------

LONG-TERM DEBT, INCLUDING CAPITAL LEASES                       119,694     1,670          --      106,128         --
                                                         ---------------------------------------------------------------

PREFERRED SECURITIES OF SUBSIDIARIES                                --        --          --           --         --
                                                         ---------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                                                 347,522    23,010       5,500      226,300     32,371
  Retained earnings and other comprehensive income             325,316    22,540      27,745      332,000    (27,083)
                                                         ---------------------------------------------------------------
                                                               672,838    45,550      33,245      558,300      5,288
                                                         ---------------------------------------------------------------

                                                             1,351,697    58,123      92,082    1,171,413      6,732
                                                         ===============================================================


========================================================================================================================

================================================================================================================
                                                               DTE           DTE         ELIMS         ENERGY
                                                              ENERGY        GENER.         &          RESOURCES
                                                              TRADING       CONSOL.     RECLASS.        CONSOL.
                                                         -------------------------------------------------------

ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                        1       (1,649)     (132,023)         32,962
  Restricted cash                                                 --           --            --          89,617
  Accounts receivable
    Customer (less allowance for doubtful accounts)          160,115           --       (76,367)        236,481
    Accrued unbilled revenues                                     --           --            --              --
    Other                                                     13,904        1,975          (379)         21,325
  Inventories
     Fuel and gas                                              3,672           --            --          37,241
     Materials and supplies                                       --          986       (36,205)          3,622
  Asset from risk management activities                      262,241           --           (81)        269,938
  Other                                                          369          462       (16,417)         18,345
                                                         -------------------------------------------------------
                                                             440,302        1,774      (261,472)        709,531
                                                         -------------------------------------------------------

INVESTMENTS
  Nuclear decommissioning trust funds                             --           --            --              --
  Other                                                       33,237           11      (258,200)        232,044
                                                         -------------------------------------------------------
                                                              33,237           11      (258,200)        232,044
                                                         -------------------------------------------------------

PROPERTY
  Property, plant and equipment                                4,212       66,043      (978,318)      1,052,691
  Property under capital leases                                4,904           --            --           4,904
                                                         -------------------------------------------------------
                                                               9,116       66,043      (978,318)      1,057,595
                                                         -------------------------------------------------------
  Less: accumulated depreciation and amortization              1,022        4,771      (161,322)        169,780
                                                         -------------------------------------------------------
                                                               8,094       61,272      (816,996)        887,815
                                                         -------------------------------------------------------
Goodwill                                                          --           --            --          23,494
                                                         -------------------------------------------------------
Regulatory Assets                                                 --           --            --              --
                                                         -------------------------------------------------------

OTHER ASSETS
  Asset from risk management activities                       10,403           --            --          10,403
  Other                                                           --           --       (29,633)          5,552

                                                         -------------------------------------------------------
                                                              10,403           --       (29,633)         15,955
                                                         -------------------------------------------------------

                                                             492,036       63,057    (1,366,301)      1,868,839
                                                         =======================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                           170,363          636       (69,742)        253,662
  Accrued interest                                                 6           --            --               6
  Dividends payable                                               --           --            --              --
  Accrued payroll                                              4,162           --        (9,157)          7,246
  Short-term borrowings                                          345       59,312            (1)        247,104
  Income taxes                                                 4,001         (156)           --             556
  General Taxes                                                  123          150            --             273
  Current portion long-term debt                                  --           --       (76,529)         89,701
  Current portion capital leases                                  --           --            --              --
  Liability from risk management activities                  253,226           --            --         255,408
  Other                                                        9,799          527       (17,653)         32,525
                                                         -------------------------------------------------------
                                                             442,025       60,469      (173,082)        886,480
                                                         -------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                                         (364)         841       (96,214)         96,385
  Capital leases                                                  --           --            --              --
  Regulatory liabilities                                          --           --            --              --
  Unamortized Investment tax credit                               --           --            --              --
  Liabilities from risk management activities                  7,848           --            --           9,124
  Other                                                        9,481           --      (298,923)         97,425
                                                         -------------------------------------------------------
                                                              16,965          841      (395,137)        202,934
                                                         -------------------------------------------------------

LONG-TERM DEBT, INCLUDING CAPITAL LEASES                          --           --      (120,970)        106,522
                                                         -------------------------------------------------------

PREFERRED SECURITIES OF SUBSIDIARIES                              --           --            --              --
                                                         -------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                                                15,040            1      (302,222)        347,522
  Retained earnings and other comprehensive income            18,006        1,746      (374,890)        325,380
                                                         -------------------------------------------------------
                                                              33,046        1,747      (677,112)        672,902
                                                         -------------------------------------------------------

                                                             492,036       63,057    (1,366,301)      1,868,839
                                                         =======================================================

================================================================================================================

DTE Energy
Energy Resources
Consolidating Statement of Retained Earnings
December 31, 2001
(In Thousands)


===============================================================================================================
                                                           DTE          DTE       DTE        DTE         DTE
                                                          ENERGY     BIOMASS      COAL      ENERGY     ENERGY
                                                        RESOURCES     ENERGY    SERVICES   SERVICES   MARKETING
                                                       --------------------------------------------------------


Retained earnings (deficit) at December 31, 2000          (35,695)    16,443      13,346    218,014   (23,898)

Net income (loss)                                         128,927      6,097      14,399    114,815    (3,184)

Dividends on common stock                                      --         --          --         --        --

Repurchase and retirement of common stock                      --         --          --         --        --

Other                                                     232,084         --          --       (829)       (1)
                                                       -------------------------------------------------------

Retained earnings (deficit) at December 31, 2001          325,316     22,540      27,745    332,000   (27,083)
                                                       =======================================================

==============================================================================================================



===========================================================================================================
                                                          DTE           DTE         ELIMS         ENERGY
                                                         ENERGY        GENER.         &          RESOURCES
                                                        TRADING        CONSOL.      RECLASS.       CONSOL.
                                                       ----------------------------------------------------


Retained earnings (deficit) at December 31, 2000           9,781        1,720       (2,566)        197,145

Net income (loss)                                          8,225           26     (140,274)        129,031

Dividends on common stock                                     --           --           --               -

Repurchase and retirement of common stock                     --           --           --               -

Other                                                         --           --     (232,050)           (796)
                                                       ----------------------------------------------------

Retained earnings (deficit) at December 31, 2001          18,006        1,746     (374,890)        325,380
                                                       ====================================================

===========================================================================================================

DTE Energy
Energy Services
Consolidating Statement of Operations
For The Year Ended December 31, 2001
(In Thousands)



===============================================================================================================================
                                            Unconsolidated         Consolidated      Consolidated
                                              DTE Energy              DTE BH         DTE Synfuels      DTE ES       DTE Indiana
                                             Services, Inc        Holdings, Inc           LLC       Holdings, Inc   Harbor, LLC
                                            -----------------------------------------------------------------------------------

OPERATING REVENUES                                   (1,530)             141,245          85,055        (5,279)           7,937

OPERATING EXPENSES
  Fuel and purchased power                              240               18,949         100,043             -                -
  Gas                                                     -                    -               -             -                -
  Operation and maintenance                          19,978              100,247          32,070             -               58
  Depreciation and amortization                         235                  904               2             -           29,002
  Taxes Other Than Income                               428                    -           4,432             -                -
                                            -----------------------------------------------------------------------------------
      Total Operating Expenses                       20,881              120,100         136,547             -           29,060
                                            -----------------------------------------------------------------------------------

OPERATING INCOME (LOSS)                             (22,411)              21,145         (51,492)       (5,279)         (21,123)
                                            -----------------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                    6,905                4,483               1             -                -
  Preferred stock dividends of subsidiary                 -                    -               -             -                -
  Other - net                                        (5,772)                (401)              -             -               (8)
                                            -----------------------------------------------------------------------------------
      Total Interest Expense and Other                1,133                2,970               1             -               (8)
                                            ------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                          (23,544)              18,175         (51,493)       (5,279)         (21,115)

INCOME TAX PROVISION (BENEFIT)                     (121,539)             (15,429)              -       (10,775)
                                            -----------------------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                      97,995               33,604         (51,493)        5,496          (21,115)
                                            -----------------------------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    -                    -               -             -                -
                                            ------------------------------------------------------------------------------------

NET INCOME                                           97,995               32,492         (51,493)        5,496          (21,115)
                                            ===================================================================================


===============================================================================================================================



=========================================================================================================================
                                             DTE Sparrows                     DTE Sparrows        PCI
                                                 Point       DTE Sparrows        Point        Enterprises   DTE Northwind
                                            Operations, Inc   Point, LLC     Holdings, LLC      Company          LLC
                                            -----------------------------------------------------------------------------

OPERATING REVENUES                                   823          29,725                -        11,807           8,959

OPERATING EXPENSES
  Fuel and purchased power                             -          13,967                -             -              50
  Gas                                                  -               -                -             -               -
  Operation and maintenance                          772           6,516                -         5,878           6,444
  Depreciation and amortization                        -              23                -           315             775
  Taxes Other Than Income                             51               -                -             -             340
                                            -----------------------------------------------------------------------------
      Total Operating Expenses                       823          20,506                -         6,193           7,609
                                            -----------------------------------------------------------------------------

OPERATING INCOME (LOSS)                                -           9,219                -         5,614           1,350
                                            -----------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                     -           2,258            2,258         2,678             378
  Preferred stock dividends of subsidiary              -               -                -             -               -
  Other - net                                          -             (84)          (2,258)         (190)              -
                                            -----------------------------------------------------------------------------
      Total Interest Expense and Other                 -           2,174                -         2,488             378
                                            -----------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                             -           7,045                -         3,126             972

INCOME TAX PROVISION (BENEFIT)                         -               -                -         1,094               -
                                            -----------------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                        -           7,045                -         2,032             972
                                            -----------------------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                 -               -                -             -               -
                                            -----------------------------------------------------------------------------

NET INCOME                                             -           7,045                -         2,032             972
                                            =============================================================================




                                            DTE Northwind     DTE Backup         DTE           DTE           Power
                                             Operations    Generation Eqpt   Georgetown     Georgetown      Energy         CBC I
                                                 LLC         Leasing, LLC        LP       Holdings, Inc  Partners, LLC      LLC
                                            --------------------------------------------------------------------------------------

OPERATING REVENUES                                  505              779        14,849             83           (53)          (11)

OPERATING EXPENSES
  Fuel and purchased power                            -                -           967              -             -             -
  Gas                                                 -                -             -              -             -             -
  Operation and maintenance                         505                7         1,233              -           812             -
  Depreciation and amortization                       -              157         2,910              -             -             -
  Taxes Other Than Income                             -               29            52              -             -             -
                                            --------------------------------------------------------------------------------------
      Total Operating Expenses                      505              193         5,162              -           812             -
                                            --------------------------------------------------------------------------------------

OPERATING INCOME (LOSS)                               -              586         9,687             83          (865)          (11)
                                            --------------------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                    -               74         1,393              -             -             -
  Preferred stock dividends of subsidiary             -                -             -              -             -             -
  Other - net                                         -                -             -              -             -             -
                                            --------------------------------------------------------------------------------------
      Total Interest Expense and Other                -               74         1,393              -             -             -
                                            --------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                            -              512         8,294             83          (865)          (11)

INCOME TAX PROVISION (BENEFIT)                        -                -             -             29             -             -
                                            --------------------------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                       -              512         8,294             54          (865)          (11)
                                            --------------------------------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                -                -             -              -             -             -
                                            --------------------------------------------------------------------------------------

NET INCOME                                            -              512         8,294             54          (865)          (11)
                                            ======================================================================================




                                              EES Coke                                    DTE         Elims    Consolidated
                                               Battery      EES Coke      DTE East     Tonawanda        &        DTE Energy
                                            Company, Inc  Battery, LLC   China, LLC       LLC       Reclasses  Services, Inc
                                            -------------------------------------------------------------------------------

OPERATING REVENUES                              90,273        45,378             -            -      11,505        442,050

OPERATING EXPENSES
  Fuel and purchased power                           -             -             1            -     (17,887)       116,330
  Gas                                                -             -             -            -           -              -
  Operation and maintenance                     77,899        39,425           670          328     (14,685)       278,157
  Depreciation and amortization                  8,370         4,185             -            -      34,688         81,566
  Taxes Other Than Income                        2,234         1,209            14            -      (3,441)         5,348
                                            -------------------------------------------------------------------------------
      Total Operating Expenses                  88,503        44,819           685          328      (1,325)       481,401
                                            -------------------------------------------------------------------------------

OPERATING INCOME (LOSS)                          1,770           559          (685)        (328)     12,830        (39,351)
                                            -------------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                               6,292         2,988             -            -      (8,031)        21,677
  Preferred stock dividends of subsidiary            -             -             -            -           -              -
  Other - net                                     (987)         (262)            -            -       6,967         (2,995)
                                            -------------------------------------------------------------------------------
      Total Interest Expense and Other           5,305         2,726             -            -          (2)        18,682
                                            -------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                      (3,535)       (2,167)         (685)        (328)     12,832        (58,033)

INCOME TAX PROVISION (BENEFIT)                 (26,229)            -             -            -           1       (172,848)
                                            -------------------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                 22,694        (2,167)         (685)        (328)     12,831        114,815
                                            -------------------------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE               -             -             -            -           -              -
                                            -------------------------------------------------------------------------------

NET INCOME                                      22,694        (2,167)         (685)        (328)     13,893        114,815
                                            ===============================================================================

===========================================================================================================================

 DTE Energy
 Energy Services
 Consolidating Balance Sheet
 December 31, 2001
 (In Thousands)


====================================================================================================================================
                                      Unconsolidated    Consolidated    Consolidated                                DTE Sparrows
                                        DTE Energy         DTE BH       DTE Synfuels     DTE ES        DTE Indiana     Point
                                       Services, Inc    Holdings, Inc       LLC        Holdings, Inc   Harbor, LLC  Operations, Inc
                                      ----------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents                 --           43,660           3,651            1               10             32
   Restricted Cash                           --               --              --           --               --             --
   Accounts Receivable                      (77)          26,333          16,426           --               --             --
   Other Receivables                     24,262               40              --           --               --             --
   Inventories                               --               --              --           --               --             --
      Fuel and gas                           --               --              --           --               --             --
      Materials and Supplies                 --               --           3,134           --               --             --
   Other Current Assets                     211              766           6,651           --               --             --
                                      ----------------------------------------------------------------------------------------------
                                         24,396           70,799          29,862            1               10             32
                                      ----------------------------------------------------------------------------------------------



INVESTMENTS                             832,385            9,302              (2)      62,893           78,469             22
                                      ----------------------------------------------------------------------------------------------



PROPERTY
Property, Plant and Equipment             7,933          186,248         189,964           --               --             --
Construction Work in Progress            13,185               --          10,799           --               --             --
Less: Accumulated Depreciation             (575)         (64,576)        (12,644)          --               --             --
                                      ----------------------------------------------------------------------------------------------
                                         20,543          121,672         188,119           --               --             --
                                      ----------------------------------------------------------------------------------------------

OTHER ASSETS                                225              425             365           --               --             --
                                      ----------------------------------------------------------------------------------------------
                                        877,549          202,198         218,344       62,894           78,479             54
                                      ==============================================================================================

LIABILITIES

CURRENT LIABILITIES
   Accounts Payable                       2,154              904          22,391           --               --           21
   Accrued Payroll                        1,944            2,530              --           --               --           32
   Short-Term Borrowings                     --               --              --           --               --           --
   Current Portion Long-Term Debt            --           37,898              --           --               --           --
   Other Current Liabilities              1,600           26,762           4,873            1               --            1
                                      ---------------------------------------------------------------------------------------
                                          5,698           68,094          27,264            1               --           54
                                      ---------------------------------------------------------------------------------------

OTHER LIABILITIES
   Deferred Income Taxes                 60,647           10,367              --        4,631               --           --
   Other                                216,595           39,109           2,528           --               17           --
                                      ---------------------------------------------------------------------------------------
                                        277,242           49,476           2,528        4,631               17           --
                                      ---------------------------------------------------------------------------------------

LONG-TERM DEBT, INCLUDING
 CAPITAL LEASES                              --           18,158              --           --               --           --
                                      ---------------------------------------------------------------------------------------
PREFERRED SECURITIES OF
 SUBSIDIARIES                                --               --              --           --               --           --
                                      ---------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common Stock                          226,300           64,000         254,704       50,751          135,354           --
  Retained earnings and other
   comprehensive income                 368,309            2,470         (66,152)       7,511          (56,892)          --
                                      ---------------------------------------------------------------------------------------
                                        594,609           66,470         188,552       58,262           78,462           --
                                      ---------------------------------------------------------------------------------------
                                        877,549          202,198         218,344       62,894           78,479           54
                                      =======================================================================================


                                       =============================================================================================
                                                        DTE Sparrows      PCI                       DTE Northwind   DTE Backup
                                         DTE Sparrows      Point        Enterprises   DTE Northwind    Operations  Generation Eqpt
                                          Point, LLC     Holdings, LLC    Company          LLC            LLC        Leasing, LLC
                                       ---------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents              2,531               --           3,924          185                7           30
   Restricted Cash                           --               --              --           --               --           --
   Accounts Receivable                    4,796               --             945          776               --           45
   Other Receivables                          1               --               8           --               --           --
   Inventories                               --               --              --           --               --           --
      Fuel and gas                           --               --              --           --               --           --
      Materials and Supplies              4,622               --              --           --               --           --
   Other Current Assets                      41               --             905          332                6           26
                                      ----------------------------------------------------------------------------------------------
                                         11,991               --           5,782        1,293               13          101
                                      ----------------------------------------------------------------------------------------------



INVESTMENTS                                  --           34,900              --           10               14           --
                                      ----------------------------------------------------------------------------------------------


PROPERTY
    Property, Plant and Equipment        57,689               --          57,086       15,453               --        3,692
    Construction Work in Progress           206               --              --           --               --           --
    Less: Accumulated Depreciation       (7,207)              --         (12,372)      (1,291)              --         (241)
                                      ----------------------------------------------------------------------------------------------
                                         50,688                0          44,714       14,162               --        3,451
                                      ----------------------------------------------------------------------------------------------

OTHER ASSETS                                 --               --           1,068           --               (1)          (1)
                                      ----------------------------------------------------------------------------------------------

                                         62,679           34,900          51,564       15,465               26        3,551
                                      ==============================================================================================



LIABILITIES

CURRENT LIABILITIES
   Accounts Payable                       1,097               --              10            8               --           --
   Accrued Payroll                           --               --              --            5               15           --
   Short-Term Borrowings                     --               --           2,626           --               --           --
   Current Portion Long-Term Debt            --               --              --           --               --           --
   Other Current Liabilities              3,210               --             888           (1)               1           --
                                      ----------------------------------------------------------------------------------------------
                                          4,307               --           3,524           12               16           --
                                      ----------------------------------------------------------------------------------------------



OTHER LIABILITIES
   Deferred  Income Taxes                    --               --          11,103           --               --           --
   Other                                 35,409           34,900           7,795        6,082               --          917
                                      ----------------------------------------------------------------------------------------------
                                         35,409           34,900          18,898        6,082               --          917
                                      ----------------------------------------------------------------------------------------------



LONG-TERM DEBT, INCLUDING CAPITAL LEASES     --               --          14,448           --               --           --



PREFERRED SECURITIES OF SUBSIDIARIES         --               --              --           --               --           --



SHAREHOLDERS' EQUITY
  Common Stock                           15,454               --           9,700        7,903               10        1,889
  Retained earnings and other
   comprehensive income                   7,509               --           4,994        1,468               --          745
                                      ----------------------------------------------------------------------------------------------
                                         22,963               --          14,694        9,371               10        2,634
                                      ----------------------------------------------------------------------------------------------


                                         62,679           34,900          51,564       15,465               26        3,551
                                      ==============================================================================================



                                      ==============================================================================================
                                            DTE             DTE             Power                      EES Coke
                                         Georgetown      Georgetown         Energy         CBC I         Battery
                                             LP         Holdings, Inc    Partners, LLC     LLC        Company, Inc
                                      ----------------------------------------------------------------------------------------------

ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents                219               --               1           --               --
   Restricted Cash                           --               --              --           --               --
   Accounts Receivable                      326               --              --           --               --
   Other Receivables                         --               --              --           --               --
   Inventories                               --               --              --           --               --
      Fuel and gas                           --               --              --           --               --
      Materials and Supplies                 --               --              --           --               --
   Other Current Assets                     151               --              --           --               --
                                      ----------------------------------------------------------------------------------------------
                                            696               --               1           --               --
                                      ----------------------------------------------------------------------------------------------



INVESTMENTS                                  --              425          56,097          484               --
                                      ----------------------------------------------------------------------------------------------

PROPERTY
    Property, Plant and Equipment        55,169               --              --           --               --
    Construction Work in Progress        28,813               --              --           --               --
    Less: Accumulated Depreciation       (4,210)              --              --           --               --
                                      ----------------------------------------------------------------------------------------------
                                         79,772               --              --           --               --
                                      ----------------------------------------------------------------------------------------------

OTHER ASSETS                                 --               --              --           --               --
                                      ----------------------------------------------------------------------------------------------

                                         80,468              425          56,098          484               --
                                      ----------------------------------------------------------------------------------------------


LIABILITIES

CURRENT LIABILITIES
   Accounts Payable                         293               --             400           --               --
   Accrued Payroll                           --               --              --           --               --
   Short-Term Borrowings                     --               --              --           --               --
   Current Portion Long-Term Debt         2,966               --              --           --               --
   Other Current Liabilities                 70               --              --           --               --
                                      ----------------------------------------------------------------------------------------------
                                          3,329               --             400           --               --
                                      ----------------------------------------------------------------------------------------------


OTHER LIABILITIES
   Deferred  Income Taxes                    --               13              --           --               --
   Other                                    975               16             812           --               --
                                      ----------------------------------------------------------------------------------------------
                                            975               29             812           --               --
                                      ----------------------------------------------------------------------------------------------

LONG-TERM DEBT, INCLUDING
 CAPITAL LEASES                          19,898               --              --           --               --
                                      ----------------------------------------------------------------------------------------------
PREFERRED SECURITIES OF
 SUBSIDIARIES                                --               --              --           --               --
                                      ----------------------------------------------------------------------------------------------


SHAREHOLDERS' EQUITY
  Common Stock                           47,937              341          56,005          495               --
  Retained earnings and other
   comprehensive income                   8,329               55          (1,119)         (11)              --
                                      ----------------------------------------------------------------------------------------------

                                         56,266              396          54,886          484               --
                                      ----------------------------------------------------------------------------------------------

                                         80,468              425          56,098          484               --
                                      ==============================================================================================


                                      ==============================================================================================
                                                                         DTE           Elims        Consolidated
                                          EES Coke       DTE East     Tonawanda          &           DTE Energy
                                        Battery, LLC    China, LLC       LLC         Reclasses      Services, Inc
                                      ----------------------------------------------------------------------------------------------


ASSETS
CURRENT ASSETS
   Cash and Cash Equivalents             43,950               --          18,785           (1)         116,985
   Restricted Cash                           --               --              --           --               --
   Accounts Receivable                   10,769               --              --           33           60,372
   Other Receivables                         31               --              --      (24,261)              81
   Inventories                               --               --              --           --               --
      Fuel and gas                           --               --              --           --               --
      Materials and Supplies                602               --              --           --            8,358
   Other Current Assets                   2,995               --              --           --           12,084
                                      ----------------------------------------------------------------------------------------------
                                         58,347               --          18,785      (24,229)         197,880
                                      ----------------------------------------------------------------------------------------------

INVESTMENTS                                  --               --              --     (902,916)         172,083
                                      ----------------------------------------------------------------------------------------------

PROPERTY
    Property, Plant and Equipment       211,219                4              --           (1)         784,456
    Construction Work in Progress            --           76,498           7,934            1          137,436
    Less: Accumulated Depreciation      (39,769)              --              --           (1)        (142,886)
                                      ----------------------------------------------------------------------------------------------
                                        171,450           76,502           7,934           (1)         779,006
                                      ----------------------------------------------------------------------------------------------
OTHER ASSETS                             19,879               --             483            1           22,444
                                      ----------------------------------------------------------------------------------------------


                                        249,676           76,502          27,202     (927,145)       1,171,413
                                      ==============================================================================================

LIABILITIES

CURRENT LIABILITIES
   Accounts Payable                       2,575               --              --           --           29,853
   Accrued Payroll                           --               --              --        3,883            8,409
   Short-Term Borrowings                     --               --              --       (2,626)              --
   Current Portion Long-Term Debt        35,722               --              --         (341)          76,245
   Other Current Liabilities              5,281               (1)             --      (29,108)          13,577
                                      ----------------------------------------------------------------------------------------------
                                         43,578               (1)             --      (28,192)         128,084
                                      ----------------------------------------------------------------------------------------------

OTHER LIABILITIES
   Deferred  Income Taxes                    --               --              --         (277)          86,484
   Other                                  36,226          77,188              30     (179,354)         279,245
                                      ----------------------------------------------------------------------------------------------
                                          36,226          77,188              30     (179,631)         365,729
                                      ----------------------------------------------------------------------------------------------
LONG-TERM DEBT, INCLUDING
 CAPITAL LEASES                           58,313              --          27,500      (19,017)         119,300
                                      ----------------------------------------------------------------------------------------------

PREFERRED SECURITIES OF
 SUBSIDIARIES                                 --              --              --           --               --
                                      ----------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Common Stock                           113,726              --              --     (758,269)         226,300
  Retained earnings and other
   comprehensive income                   (2,167)           (685)           (328)      57,964          332,000
                                      ----------------------------------------------------------------------------------------------
                                         111,559            (685)           (328)    (700,305)         558,300
                                      ----------------------------------------------------------------------------------------------

                                         249,676          76,502          27,202     (927,145)       1,171,413
                                      ==============================================================================================


DTE Energy
Energy Services
Consolidating Statement of Retained Earnings
December 31, 2001
(In Thousands)


====================================================================================================================================
                                                    Unconsolidated   Consolidated      Consolidated
                                                      DTE Energy        DTE BH        DTE Synfuels        DTE ES        DTE Indiana
                                                    Services, Inc    Holdings, Inc         LLC           Holdings, Inc   Harbor, LLC
                                                    --------------------------------------------------------------------------------

Retained earnings (deficit) at December 31, 2000         270,314          46,236          (14,659)          10,998          (35,777)

Net income (loss)                                         97,995          32,492          (51,493)           5,496          (21,115)

Dividends on common stock                                     --              --               --               --               --

Repurchase and retirement of common stock                     --              --               --               --               --

Other                                                         --         (76,258)              --           (8,983)              --
                                                    --------------------------------------------------------------------------------

Retained earnings (deficit) at December 31, 2001         368,309           2,470          (66,152)           7,511          (56,892)
                                                    ================================================================================







                                                    ================================================================================
                                                       DTE Sparrows                    DTE Sparrows        PCI
                                                          Point        DTE Sparrows       Point        Enterprises   DTE Northwind
                                                      Operations, Inc   Point, LLC    Holdings, LLC       Company         LLC
                                                    --------------------------------------------------------------------------------



Retained earnings (deficit) at December 31, 2000             -               464             -             3,792               496

Net income (loss)                                            -             7,045             -             2,032               972

Dividends on common stock                                    -                --             -                --                --

Repurchase and retirement of common stock                    -                --             -                --                --

Other                                                        -                --             -                --                --
                                                    --------------------------------------------------------------------------------


Retained earnings (deficit) at December 31, 2001             -             7,509             -             5,824             1,468
                                                    ================================================================================





                                                    ================================================================================
                                                     DTE Northwind          DTE Backup        DTE                       DTE
                                                       Operations        Generation Eqpt   Georgetown               Georgetown
                                                          LLC             Leasing, LLC         LP                  Holdings, Inc
                                                    --------------------------------------------------------------------------------



Retained earnings (deficit) at December 31, 2000             -                233              8,329                   1

Net income (loss)                                            -                512              8,294                  54

Dividends on common stock                                    -                 --                 --                  --

Repurchase and retirement of common stock                    -                 --                 --                  --

Other                                                        -                 --             (8,294)                 --
                                                    --------------------------------------------------------------------------------

Retained earnings (deficit) at December 31, 2001             -                745              8,329                  55
                                                    ================================================================================





                                                    ================================================================================
                                                         Power                    EES Coke
                                                         Energy        CBC I      Battery       EES Coke            DTE East
                                                      Partners, LLC     LLC     Company, Inc    Battery, LLC        China, LLC
                                                    --------------------------------------------------------------------------------


Retained earnings (deficit) at December 31, 2000         (254)          --          47,944          --                   --

Net income (loss)                                        (865)         (11)         22,694      (2,167)                (685)

Dividends on common stock                                  --           --              --          --                   --

Repurchase and retirement of common stock                  --           --              --          --                   --

Other                                                      --           --         (70,638)         --                   --
                                                    --------------------------------------------------------------------------------

Retained earnings (deficit) at December 31, 2001       (1,119)         (11)             --      (2,167)                (685)
                                                    ================================================================================


                                                    ================================================================================

                                                         DTE        Elims                Consolidated
                                                      Tonawanda       &                   DTE Energy
                                                        LLC      Reclasses LLC           Services, Inc
                                                    --------------------------------------------------------------------------------


Retained earnings (deficit) at December 31, 2000          --        (120,103)                  218,014

Net income (loss)                                       (328)         13,893                   114,815

Dividends on common stock                                 --              --                        --

Repurchase and retirement of common stock                 --              --                        --

Other                                                     --         163,344                     (829)
                                                    --------------------------------------------------------------------------------

Retained earnings (deficit) at December 31, 2001        (328)         57,134                  332,000
                                                    ================================================================================

DTE Energy
DTE Energy Enterprises
Consolidating Statement of Operations
For The Seven Months Ended December 31, 2001
(In Thousands)

==================================================================================================================================
                                                                                                                          DTE
                                                     DTE        MICHCON               FINANCING    MCNEE      ELIMS &     ENERGY
                                                 ENTERPRISES    HOLDINGS  CITIZENS    COMPANIES   CONSOL.    RECLASSES    ENT.
                                              ------------------------------------------------------------------------------------
OPERATING REVENUES                                     3,482     602,283     8,526       --       573,837     (59,304)   1,128,824
                                              ------------------------------------------------------------------------------------
OPERATING EXPENSES
 Fuel and purchased power                              --          --        --         --          --          --             --
  Gas                                                  2,011     337,821     5,976       --       430,847     (86,244)     690,411
  Operation and maintenance                            2,811     265,153     1,765       --       114,502    (104,964)     279,266
  Depreciation and amortization                        1,473      68,747       354       --        13,555      19,522      103,652
  Taxes Other Than Income                                488      31,729       251       --         3,724      (7,732)      28,460
                                              -------------------------------------------------------------------------------------
      Total Operating Expenses                         6,783     703,450     8,346       --       562,628    (179,418)   1,101,789
                                              -------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                               (3,301)   (101,167)      180       --        11,209     120,114       27,035
                                              -------------------------------------------------------------------------------------
INTEREST EXPENSE AND OTHER
  Interest expense                                     2,778      33,262       216       --        40,116     (19,986)      56,386
  Preferred stock dividends of subsidiary               --          --        --       14,758         --          --        14,758
  Other - net                                        253,160      (5,539)      (15)   (15,103)    235,483    (476,507)      (8,520)
                                              -------------------------------------------------------------------------------------
      Total Interest Expense and Other               255,937      27,723       201       (345)    275,600    (496,492)      62,623
                                              -------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                          (259,238)   (128,890)      (21)       345    (264,391)    616,607      (35,588)

INCOME TAX PROVISION (BENEFIT)                        (4,210)    (46,526)      (26)      --       (94,954)    140,207       (5,509)
                                              -------------------------------------------------------------------------------------
INCOME BEFORE ACCOUNTING CHANGE                     (255,028)    (82,364)        5        345    (169,437)    476,400      (30,079)
                                              -------------------------------------------------------------------------------------
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                  --           (40)     --         --          --          --            (40)
                                              -------------------------------------------------------------------------------------
NET INCOME                                          (255,028)    (82,324)        5        345    (169,437)    476,400      (30,039)
===================================================================================================================================

 DTE Energy
 DTE Energy Enterprises
 Consolidating Balance Sheet
 December 31, 2001
 (In Thousands)

===================================================================================================================================
                                                         DTE       MICHCON             FINANCING    MCNEE      ELIMS &   DTE ENERGY
                                                     ENTERPRISES  HOLDINGS   CITIZENS  COMPANIES   CONSOL     RECLASSES     ENT.
                                                    -------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                46,980      3,939     681          -      3,670     (46,477)      8,793
  Restricted cash                                               -          -       -          -          -           -          --
  Accounts receivable
    Customer (less allowance for doubtful accounts)           399    143,668     (65)         -    101,536           -     245,538
    Accrued unbilled revenues                                 352    110,300   1,236          -          -           -     111,888
    Other                                                  10,116    121,994   1,708      1,136     67,603     (18,832)    183,726
  Inventories
     Fuel and gas                                               -      6,177       -          -    136,973           -     143,150
     Materials and supplies                                   122     15,013   5,287          -        170           -      20,592
  Asset from risk management activities                         -          -       -          -    132,650           -     132,650
  Other                                                       287     55,441     101          -      4,802           -      60,630
                                                    -------------------------------------------------------------------------------
                                                           58,256    456,533   8,948      1,136    447,404     (65,309)    906,968
                                                    -------------------------------------------------------------------------------
INVESTMENTS
  Nuclear decommissioning trust funds                           -          -       -          -          -           -          --
  Other                                                   672,203     77,361       -    292,285    247,592    (927,059)    362,384
                                                    -------------------------------------------------------------------- ----------
                                                          672,203     77,361       -    292,285    247,592    (927,059)    362,384
                                                    -------------------------------------------------------------------- ----------
PROPERTY
  Property, plant and equipment                            60,103  3,052,183  26,011          -    546,565    (105,774)  3,579,088
  Property under capital leases                                 -     13,232       -          -          -      (1,731)     11,501
                                                    -------------------------------------------------------------------------------
                                                           60,103  3,065,415  26,011          -    546,565    (107,505)  3,590,589
                                                    -------------------------------------------------------------------------------
  Less: accumulated depreciation and amortization          30,966  1,626,015  11,437          -    265,940           -   1,934,358
                                                    -------------------------------------------------------------------------------
                                                           29,137  1,439,400  14,574          -    280,625    (107,505)  1,656,232
                                                    -------------------------------------------------------------------------------
Goodwill                                                        -          -       -          -      8,460   1,959,107   1,967,567
                                                    -------------------------------------------------------------------------------
Regulatory Assets                                           2,003     57,757   2,261          -          -           -      62,020
                                                    -------------------------------------------------------------------------------
OTHER ASSETS
  Asset from risk management activities                         -          -       -          -    139,111           -     139,111
  Other                                                     4,589    341,691   3,396          -     90,805     241,521     682,002
                                                    -------------------------------------------------------------------------------
                                                            4,589    341,691   3,396          -    229,917     241,521     821,113
                                                    -------------------------------------------------------------------------------
                                                          766,188  2,372,743  29,179    293,421  1,213,999   1,100,755   5,776,284
                                                    ===============================================================================
LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                         45,655    150,573   2,086          -    182,234     (15,836)    364,712
  Accrued interest                                          1,478     12,448      60          -      8,524        (342)     22,168
  Dividends payable                                             -          -       -      1,136          -         (34)      1,102
  Accrued payroll                                           2,129      5,520       -          -      1,370           -       9,020
  Short-term borrowings                                         -    255,065   7,459          -    411,482      (7,459)    666,547
  Income taxes                                            (36,027)       742     650          -   (174,876)          -    (209,512)
  General Taxes                                              (307)    49,261     201          -      5,021           -      54,177
  Current portion long-term debt                              104     20,610       -          -    190,000           -     210,714
  Current portion capital leases                                -        520       -          -          -           -         520
  Liability from risk management activities                     -          -       -          -    112,994      20,427     133,421
  Other                                                       822     58,468     655          -     14,629      25,909     100,483
                                                    -------------------------------------------------------------------------------
                                                           13,854    553,206  11,110      1,136    751,380      22,666   1,353,352
                                                    -------------------------------------------------------------------------------
OTHER LIABILITIES
  Deferred income taxes                                    (8,496)    72,547   1,978          -   (106,430)   (140,631)   (181,031)
  Capital leases                                                -      2,083       -          -          -           -       2,083
  Regulatory liabilities                                        -    190,189       -          -          -           -     190,189
  Unamortized Investment tax credit                             -     24,129     190          -          -           -      24,319
  Liabilities from risk management activities                   -          -       -          -    301,618           -     301,618
  Other                                                    18,768    129,581   3,567          -     15,845     390,884     558,645
                                                    -------------------------------------------------------------------------------
                                                           10,273    418,530   5,734          -    211,032     250,253     895,823
                                                    -------------------------------------------------------------------------------

LONG-TERM DEBT, INCLUDING CAPITAL LEASES                  331,185    776,494       -          -    222,925    (330,605)    999,998
                                                    -------------------------------------------------------------------------------
PREFERRED SECURITIES OF SUBSIDIARIES                            -          -       -    272,772          -         900     273,672
                                                    -------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Common stock                                            955,031    247,960   2,410     21,205    652,952     654,293   2,533,851
  Retained earnings and other comprehensive income       (544,156)   376,553   9,924     (1,692)  (624,290)    503,248    (280,412)
                                                    -------------------------------------------------------------------------------
                                                          410,876    624,513  12,334     19,513     28,662   1,157,541   2,253,439
                                                    -------------------------------------------------------------------------------

                                                          766,188  2,372,743  29,179    293,421  1,213,999   1,100,755   5,776,284
                                                    ===============================================================================
===================================================================================================================================

 DTE Energy
 DTE Energy Enterprises
 Consolidating Statement of Retained Earnings
 December 31, 2001
 (In Thousands)

====================================================================================================================================
                                                      DTE        MICHCON             FINANCING    MCNEE        ELIMS &      DTE ENT.
                                                  ENTERPRISES    HOLDINGS  CITIZENS  COMPANIES    CONSOL      RECLASSES      CONSOL
                                                  ----------------------------------------------------------------------------------
Retained earnings (deficit) at December 31, 2000   (100,856)     494,945     8,730    (1,404)    (309,105)    (193,166)    (100,856)

Net income (loss)                                  (255,028)     (82,324)        5       345     (169,437)     252,220      (30,039)

Dividends on common stock                              --           --        --        --           --           --           --

Repurchase and retirement of common stock              --           --        --        --           --           --           --

Other                                              (188,272)     (36,068)    1,189      (633)    (145,748)     213,198     (149,517)
                                                  ----------------------------------------------------------------------------------
Retained earnings (deficit) at December 31, 2001   (544,156)     376,553     9,924    (1,692)    (624,290)     272,252     (280,412)
                                                  ==================================================================================
====================================================================================================================================

DTE Energy Enterprises
Michcon Holdings Inc.
Consolidating Statement of Operations
For The Seven Months Ended December 31, 2001
(In Thousands)

==============================================================================================================
                                                                                                     MICHCON
                                                 MICHCON     MICHCON      MICHCON       ELIMS &      HOLDINGS
                                                HOLDINGS     CONSOL.      ENTERPR.     RECLASSES     CONSOL.
                                             -----------------------------------------------------------------
OPERATING REVENUES                                    -      602,283            -            -        602,283
                                             -----------------------------------------------------------------
OPERATING EXPENSES
  Fuel and purchased power                            -            -            -            -              -
  Gas                                                 -      337,821            -            -        337,821
  Operation and maintenance                           -      265,031          122            -        265,153
  Depreciation and amortization                       -       68,747            -            -         68,747
  Taxes Other Than Income                             -       31,741          (12)           -         31,729
                                             -----------------------------------------------------------------
      Total Operating Expenses                        -      703,340          110            -        703,450
                                             -----------------------------------------------------------------
OPERATING INCOME (LOSS)                               -     (101,057)        (110)           -       (101,167)
                                             -----------------------------------------------------------------
INTEREST EXPENSE AND OTHER
  Interest expense                                    -       33,299           13          (51)        33,262
  Preferred stock dividends of subsidiary             -            -            -            -              -
  Other - net                                    81,157       (5,520)         (25)     (81,151)        (5,539)
                                             -----------------------------------------------------------------
      Total Interest Expense and Other           81,157       27,779          (12)     (81,202)        27,723
                                             -----------------------------------------------------------------
INCOME BEFORE INCOME TAXES                      (81,157)    (128,836)         (98)      81,202       (128,890)

INCOME TAX PROVISION (BENEFIT)                    1,158      (47,650)         (34)           -        (46,526)
                                             -----------------------------------------------------------------
INCOME BEFORE ACCOUNTING CHANGE                 (82,316)     (81,186)         (64)      81,202        (82,364)
                                             -----------------------------------------------------------------
CUMULATIVE EFFECT OF ACCOUNTING CHANGE                -          (40)           -            -            (40)
                                             -----------------------------------------------------------------
NET INCOME                                      (82,316)     (81,147)         (64)      81,202        (82,324)
                                             =================================================================
==============================================================================================================

 DTE Energy Enterprises
 Michcon Holdings
 Consolidating Balance Sheet
 December 31, 2001
 (In Thousands)

====================================================================================================================================
                                                               MICHCON        MICHCON        MICHCON        ELIMS &      MICHCON HLD
                                                               HOLDINGS       CONSOL.        ENTERPR.      RECLASSES       CONSOL.
                                                         ---------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                       1,797         4,197             9         (2,065)           3,939
  Restricted cash                                                     -             -             -              -                -
  Accounts receivable
    Customer (less allowance for doubtful accounts)                   -       143,660             8              -          143,668
    Accrued unbilled revenues                                         -       110,300             -              -          110,300
    Other                                                             8       121,573           426            (13)         121,994
  Inventories
     Fuel and gas                                                     -         6,177             -              -            6,177
     Materials and supplies                                           -        15,013             -              -           15,013
  Asset from risk management activities                               -             -             -              -                -
  Other                                                               -        55,441             -              -           55,441
                                                         ---------------------------------------------------------------------------
                                                                  1,806       456,362           443         (2,078)         456,533
                                                         ---------------------------------------------------------------------------
INVESTMENTS
  Nuclear decommissioning trust funds                                 -             -             -              -                -
  Other                                                         620,442        77,361             -       (620,442)          77,361
                                                         ---------------------------------------------------------------------------
                                                                620,442        77,361             -       (620,442)          77,361
                                                         ---------------------------------------------------------------------------
PROPERTY
  Property, plant and equipment                                       -     3,052,183             -              -        3,052,183
  Property under capital leases                                       -        13,232             -              -           13,232
                                                         ---------------------------------------------------------------------------
                                                                      -     3,065,415             -              -        3,065,415
                                                         ---------------------------------------------------------------------------
  Less: accumulated depreciation and amortization                     -     1,626,015             -              -        1,626,015
                                                         ---------------------------------------------------------------------------
                                                                      -     1,439,400             -              -        1,439,400
                                                         ---------------------------------------------------------------------------
Goodwill                                                              -             -             -              -                -
                                                         ---------------------------------------------------------------------------
Regulatory Assets                                                     -        57,757             -              -           57,757
                                                         ---------------------------------------------------------------------------
OTHER ASSETS
  Asset from risk management activities                               -             -             -              -                -
  Other                                                               -       341,699             -             (8)         341,691
                                                         ---------------------------------------------------------------------------
                                                                      -       341,699             -             (8)         341,691
                                                         ---------------------------------------------------------------------------
                                                                622,248     2,372,580           443       (622,528)       2,372,743
                                                         ===========================================================================
LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                                    -       150,573           (87)            87          150,573
  Accrued interest                                                    -        12,544             2            (98)          12,448
  Dividends payable                                                   -             -             -              -                -
  Accrued payroll                                                     -         5,520             -              -            5,520
  Short-term borrowings                                               -       256,862           268         (2,066)         255,065
  Income taxes                                                     (770)        1,539           (27)             -              742
  General Taxes                                                       -        49,261             -              -           49,261
  Current portion long-term debt                                      -        20,610             -              -           20,610
  Current portion capital leases                                      -           520             -              -              520
  Liability from risk management activities                           -             -             -              -                -
  Other                                                               -        58,468             -              -           58,468
                                                         ---------------------------------------------------------------------------
                                                                   (770)      555,896           156         (2,077)         553,206
                                                         ---------------------------------------------------------------------------
OTHER LIABILITIES
  Deferred income taxes                                          (1,504)       74,026            26              -           72,547
  Capital leases                                                      -         2,083             -              -            2,083
  Regulatory liabilities                                              -       190,189             -              -          190,189
  Unamortized Investment tax credit                                   -        24,129             -              -           24,129
  Liability from risk management activities                           -             -             -              -                -
  Other                                                               -       129,581             -              -          129,581
                                                         ---------------------------------------------------------------------------
                                                                 (1,504)      420,008            26              -          418,530
                                                         ---------------------------------------------------------------------------
LONG-TERM DEBT, INCLUDING CAPITAL LEASES                              -       776,494             -              -          776,494
                                                         ---------------------------------------------------------------------------
PREFERRED SECURITIES OF SUBSIDIARIES                                  -             -             -              -                -
                                                         ---------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Common stock                                                  247,960       242,841        21,824       (264,665)         247,960
  Retained earnings and other comprehensive income              376,561       377,341       (21,563)      (355,786)         376,553
                                                         ---------------------------------------------------------------------------
                                                                624,522       620,182           261       (620,452)         624,513
                                                         ---------------------------------------------------------------------------
                                                                622,248     2,372,580           443       (622,528)       2,372,743
                                                         ===========================================================================

 DTE Energy Enterprises
 Michcon Holdings
 Consolidating Statement of Retained Earnings
 December 31, 2001
 (In Thousands)

=================================================================================================================================
                                                             MICHCON        MICHCON      MICHCON         ELIMS &       MICHCON HLD
                                                             HOLDINGS       CONSOL.      ENTERPR.       RECLASSES        CONSOL.
                                                        -------------------------------------------------------------------------
Retained earnings (deficit) at December 31, 2000              494,945       494,648      (19,681)       (474,967)        494,945

Net income (loss)                                             (82,316)      (81,147)         (64)         81,202         (82,325)

Dividends on common stock                                           -             -            -               -               -

Repurchase and retirement of common stock                           -             -            -               -               -

Other                                                         (36,068)      (36,160)      (1,818)         37,979         (36,067)
                                                        -------------------------------------------------------------------------
Retained earnings (deficit) at December 31, 2001              376,561       377,341      (21,563)       (355,786)        376,553
                                                        =========================================================================
=================================================================================================================================

DTE Energy Enterprises
Michigan Consolidated Gas Company
Consolidating Statement of Operations
For The Seven Months Ended December 31, 2001
(In Thousands)

================================================================================================================================
                                                                    MICHCON    MICHCON      BLUE LAKE     ELIMS &      MICHCON
                                                     MICHCON        DEVELOP.   PIPELINE      HOLDING     RECLASSES     CONSOL.
                                              ----------------------------------------------------------------------------------
OPERATING REVENUES                                    586,889            -       16,466            -       (1,072)      602,283
                                              ----------------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power                                  -            -            -            -            -             -
  Gas                                                 337,882            -           64            -         (125)      337,821
  Operation and maintenance                           254,936           58       10,845          140         (948)      265,031
  Depreciation and amortization                        57,902           10       10,836            -            -        68,747
  Taxes Other Than Income                              31,056            -          685            -            -        31,741
                                              ----------------------------------------------------------------------------------
      Total Operating Expenses                        681,774           68       22,430          140       (1,072)      703,340
                                              ----------------------------------------------------------------------------------

OPERATING INCOME (LOSS)                               (94,885)         (68)      (5,963)        (140)           -      (101,057)
                                              ----------------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                     33,693            -          388            -         (783)       33,299
  Preferred stock dividends of subsidiary                   -            -            -            -            -             -
  Other - net                                          (2,259)       2,708         (410)      (1,667)      (3,893)       (5,520)
                                              ----------------------------------------------------------------------------------
      Total Interest Expense and Other                 31,435        2,708          (22)      (1,667)      (4,676)       27,779
                                              ----------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                           (126,320)      (2,776)      (5,942)       1,526        4,676      (128,836)

INCOME TAX PROVISION (BENEFIT)                        (45,134)        (972)      (2,079)         534            -       (47,650)
                                              ----------------------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                       (81,186)      (1,805)      (3,863)         992        4,676       (81,186)
                                              ----------------------------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                    (40)           -            -            -            -           (40)

                                              ----------------------------------------------------------------------------------
NET INCOME                                            (81,147)      (1,805)      (3,863)         992        4,676       (81,147)
                                              ==================================================================================
================================================================================================================================

 DTE Energy Enterprises
 Michigan Consolidated Gas Company
 Consolidating Balance Sheet
 December 31, 2001
 (In Thousands)

====================================================================================================================================
                                                                      MICHCON     MICHCON      BLUE LAKE     ELIMS &        MICHCON
                                                        MICHCON       DEVELOP.    PIPELINE      HOLDING     RECLASSES       CONSOL.
                                                       -----------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                 7,263        1,343       18,125          -       (22,534)         4,197
  Restricted cash                                               -            -            -          -             -              -
  Accounts receivable
    Customer (less allowance for doubtful accounts)       137,983            -        5,677          -             -        143,660
    Accrued unbilled revenues                             110,300            -            -          -             -        110,300
    Other                                                 122,959           12          399          -        (1,797)       121,573
  Inventories
     Fuel and gas                                           6,177            -            -          -             -          6,177
     Materials and supplies                                15,013            -            -          -             -         15,013
  Asset from risk management activities                         -            -            -          -             -              -
  Other                                                    55,363            -           77          -             -         55,441
                                                       -----------------------------------------------------------------------------
                                                          455,060        1,355       24,278          -       (24,331)       456,362
                                                       -----------------------------------------------------------------------------
INVESTMENTS
  Nuclear decommissioning trust funds                           -            -            -          -             -              -
  Other                                                   127,666         (102)           -      8,937       (59,140)        77,361
                                                       -----------------------------------------------------------------------------
                                                          127,666         (102)           -      8,937       (59,140)        77,361
                                                       -----------------------------------------------------------------------------
PROPERTY
  Property, plant and equipment                         2,952,802        1,927       97,454          -             -      3,052,183
  Property under capital leases                            13,232            -            -          -             -         13,232
                                                       -----------------------------------------------------------------------------
                                                        2,966,034        1,927       97,454          -             -      3,065,415
                                                       -----------------------------------------------------------------------------
  Less: accumulated depreciation and amortization       1,577,321          134       48,560          -             -      1,626,015
                                                       -----------------------------------------------------------------------------
                                                        1,388,713        1,793       48,893          -             -      1,439,400
                                                       -----------------------------------------------------------------------------
Goodwill                                                        -            -            -          -             -              -
                                                       -----------------------------------------------------------------------------
Regulatory Assets                                          57,757            -            -          -             -         57,757
                                                       -----------------------------------------------------------------------------
OTHER ASSETS
  Asset from risk management activities                         -            -            -          -             -              -
  Other                                                   341,333          305           56          -             4        341,699
                                                       -----------------------------------------------------------------------------
                                                          341,333          305           56          -             4        341,699
                                                       -----------------------------------------------------------------------------
                                                        2,370,530        3,352       73,228      8,937       (83,467)     2,372,580
                                                       =============================================================================
LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                        145,531           56        6,600        104        (1,719)       150,573
  Accrued interest                                         12,607            -           12          -           (75)        12,544
  Dividends payable                                             -            -            -          -             -              -
  Accrued payroll                                           5,520            -            -          -             -          5,520
  Short-term borrowings                                   276,231            -        3,165          -       (22,534)       256,862
  Income taxes                                                351          (51)         589        651             -          1,539
  General Taxes                                            48,657            -          604          -             -         49,261
  Current portion long-term debt                           17,314            -        3,296          -             -         20,610
  Current portion capital leases                              520            -            -          -             -            520
  Liability from risk management activities                     -            -            -          -             -              -
  Other                                                    59,322            -         (855)         -             -         58,468
                                                       -----------------------------------------------------------------------------
                                                          566,052            5       13,411        755       (24,327)       555,896
                                                       -----------------------------------------------------------------------------
OTHER LIABILITIES
  Deferred income taxes                                    70,657         (887)       3,158      1,097             -         74,026
  Capital leases                                            2,083            -            -          -             -          2,083
  Regulatory liabilities                                  190,189            -            -          -             -        190,189
  Unamortized Investment tax credit                        24,129            -            -          -             -         24,129
  Liability from risk management activities                     -            -            -          -             -              -
  Other                                                   128,267          671          644          -             -        129,581
                                                       -----------------------------------------------------------------------------
                                                          415,324         (216)       3,802      1,097             -        420,008
                                                       -----------------------------------------------------------------------------
LONG-TERM DEBT, INCLUDING CAPITAL LEASES                  768,971            -        7,523          -             -        776,494
                                                       -----------------------------------------------------------------------------
PREFERRED SECURITIES OF SUBSIDIARIES                            -            -            -          -             -              -
                                                       -----------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
  Common stock                                            242,841       18,214       35,544      5,211       (58,969)       242,841
  Retained earnings and other comprehensive income        377,341      (14,651)      12,949      1,874          (171)       377,341
                                                       -----------------------------------------------------------------------------
                                                          620,182        3,562       48,493      7,084       (59,140)       620,182
                                                       -----------------------------------------------------------------------------

                                                        2,370,530        3,352       73,228      8,937       (83,467)     2,372,580
                                                       =============================================================================
====================================================================================================================================

 DTE Energy Enterprises
 Michigan Consolidated Gas Company
 Consolidating Statement of Retained Earnings
 December 31, 2001
 (In Thousands)

====================================================================================================================================
                                                                     MICHCON      MICHCON      BLUE LAKE      ELIMS &      MICHCON
                                                        MICHCON      DEVELOP.     PIPELINE      HOLDING      RECLASSES     CONSOL.
                                                        ---------------------------------------------------------------------------
Retained earnings (deficit) at December 31, 2000        494,648      (8,510)       14,988        4,775        (11,252)     494,649

Net income (loss)                                       (81,147)     (1,805)       (3,863)         992          4,676      (81,147)

Dividends on common stock                                     -           -             -            -              -            -

Repurchase and retirement of common stock                     -           -             -            -              -            -

Other                                                   (36,160)     (4,336)        1,824       (3,893)         6,405      (36,160)
                                                        ---------------------------------------------------------------------------
Retained earnings (deficit) at December 31, 2001        377,341     (14,651)       12,949        1,874           (171)     377,342
                                                        ===========================================================================
===================================================================================================================================

DTE Energy Enterprises
MCN Energy Enterprises
Consolidating Statement of Operations
For The Seven Months Ended December 31, 2001
(In Thousands)



=================================================================================================================================
                                                                                               TOTAL
                                                                      BRIDGE      COMBUSTION    GAS         ELIMS &        MCNEE
                                                     MCNEE            WATER        CONCEPTS   SERVICES     RECLASSES       CONSOL.
                                            -------------------------------------------------------------------------------------

OPERATING REVENUES                                         -            -               -      573,837            -       573,837
                                            -------------------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power                                 -            -               -            -            -             -
  Gas                                                      -            -               -      430,847            -       430,847
  Operation and maintenance                           24,224            -               2       90,276            -       114,502
  Depreciation and amortization                          (73)           -               -       13,628            -        13,555
  Taxes Other Than Income                                262            6               -        3,455            -         3,724
                                            -------------------------------------------------------------------------------------
      Total Operating Expenses                        24,413            6               2      538,207            -       562,628
                                            -------------------------------------------------------------------------------------

OPERATING INCOME (LOSS)                              (24,413)          (6)             (2)      35,631            -        11,209
                                            -------------------------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                                    39,840            -               -       18,843      (18,567)       40,116
  Preferred stock dividends of subsidiary                  -            -               -            -            -             -
  Other - net                                        120,575            -               2      237,190     (122,284)      235,483
                                            -------------------------------------------------------------------------------------
      Total Interest Expense and Other               160,416            -               2      256,033     (140,851)      275,600
                                            -------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                          (184,828)          (6)             (4)    (220,403)     140,851      (264,391)

INCOME TAX PROVISION (BENEFIT)                       (15,423)          (2)             (2)     (79,527)           -       (94,954)
                                            -------------------------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE                     (169,405)          (4)             (3)    (140,875)     140,851      (169,437)
                                            -------------------------------------------------------------------------------------

CUMULATIVE EFFECT OF ACCOUNTING CHANGE                     -            -               -            -            -             -

                                            -------------------------------------------------------------------------------------
NET INCOME                                          (169,405)          (4)             (3)    (140,875)     140,851      (169,437)
                                            =====================================================================================

=================================================================================================================================

DTE Energy Enterprises
MCN Energy Enterprises
Consolidating Balance Sheet
December 31, 2001
(In Thousands)


===============================================================================================================================
                                                                                                       ELIMS &
                                                               BRIDGE      COMBUSTION    GAS SER.     RECLASSES         MCNEE
                                              MCNEE            WATER        CONCEPTS     CONSOL.      SERVICES          CONSOL.
                                       ----------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                   469,150             -              1        6,533       (472,015)           3,670
  Restricted cash                                   -             -              -            -              -                -
  Accounts receivable
    Customer (less allowance for
      doubtful accounts)                            -             -              -      101,536              -          101,536
    Accrued unbilled revenues                       -             -              -            -              -                -
    Other                                       2,513             -              -       67,170         (2,080)          67,603
  Inventories
    Fuel and gas                                    -             -              -      136,973              -          136,973
    Materials and supplies                          -             -              -          170              -              170
  Asset from risk management
    activities                                      -             -              -      132,650              -          132,650
  Other                                             -             -              -        4,802              -            4,802
                                      -----------------------------------------------------------------------------------------
                                              471,664             -              1      449,834       (474,095)         447,404
                                      -----------------------------------------------------------------------------------------

INVESTMENTS
  Nuclear decommissioning
    trust funds                                     -             -              -            -              -                -
  Other                                       289,405             -              -      246,166       (287,979)         247,592
                                      -----------------------------------------------------------------------------------------
                                              289,405             -              -      246,166       (287,979)         247,592
                                      -----------------------------------------------------------------------------------------

PROPERTY
  Property, plant and equipment                 1,494           984              -      544,087              -          546,565
  Property under capital leases                     -             -              -            -              -                -
                                      -----------------------------------------------------------------------------------------
                                                1,494           984              -      544,087              -          546,565
                                      -----------------------------------------------------------------------------------------
  Less: accumulated depreciation
    and amortization                              261             -              -      265,678              -          265,940
                                      -----------------------------------------------------------------------------------------
                                                1,232           984              -      278,409              -          280,625
                                      -----------------------------------------------------------------------------------------
Goodwill                                            -             -             55        8,405              -            8,460
                                      -----------------------------------------------------------------------------------------
Regulatory Assets                                   -             -              -            -              -                -
                                      -----------------------------------------------------------------------------------------

OTHER ASSETS
  Asset from risk
    management activities                         154             -              -      138,957              -          139,111
  Other                                        71,629             -              -       18,693            484           90,805
                                      -----------------------------------------------------------------------------------------
                                               71,783             -              -      157,650            484          229,917
                                      -----------------------------------------------------------------------------------------

                                              834,085           984             56    1,140,464       (761,591)       1,213,999
                                      =========================================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                              6,723             1              -      177,591         (2,080)         182,234
  Accrued interest                              8,235             -              -          289              -            8,524
  Dividends payable                                 -             -              -            -              -                -
  Accrued payroll                               1,370             -              -            -              -            1,370
  Short-term borrowings                       414,548             -              -      468,949       (472,015)         411,482
  Income taxes                                (37,719)           (8)            24     (137,173)             -         (174,876)
  General Taxes                                     -             3              -        5,018              -            5,021
  Current portion long-term debt              190,000             -              -            -              -          190,000
  Current portion capital leases                    -             -              -            -              -                -
  Liability from risk
    management activities                           -             -              -      112,994              -          112,994
  Other                                         2,501             -              -       12,129              -           14,629
                                      -----------------------------------------------------------------------------------------
                                              585,658            (4)            24      639,797       (474,095)         751,380
                                      -----------------------------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                        (5,884)          146             (9)    (100,683)             -         (106,430)
  Capital leases                                    -             -              -            -              -                -
  Regulatory liabilities                            -             -              -            -              -                -
  Unamortized Investment
    tax credit                                      -             -              -            -              -                -
  Liability from risk
    management activities                           -             -              -      301,618              -          301,618
  Other                                         3,088             -             37       12,719              -           15,845
                                      -----------------------------------------------------------------------------------------
                                               (2,795)          146             28      213,653              -          211,032
                                      -----------------------------------------------------------------------------------------

LONG-TERM DEBT, INCLUDING
  CAPITAL LEASES                              223,087             -              -       16,238        (16,400)         222,925
                                      -----------------------------------------------------------------------------------------

PREFERRED SECURITIES OF
  SUBSIDIARIES                                      -             -              -            -              -                -
                                      -----------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                                653,283           840          1,726      819,904       (822,802)         652,952
  Retained earnings and
    other comprehensive income               (625,148)            2         (1,721)    (549,128)       551,706         (624,290)
                                      -----------------------------------------------------------------------------------------
                                               28,135           842              5      270,776       (271,096)          28,662
                                      -----------------------------------------------------------------------------------------

                                              834,085           984             56    1,140,464       (761,591)       1,213,999
================================================================================================================================

DTE Energy Enterprises
MCN Energy Enterprises
Consolidating Statement of Retained Earnings
December 31, 2001
(In Thousands)

============================================================================================================================
                                                                                                  ELIMS &
                                                         BRIDGE      COMBUSTION     GAS SER.     RECLASSES          MCNEE
                                          MCNEE           WATER       CONCEPTS      CONSOL.      SERVICES           CONSOL.
                                  ------------------------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2000                  (309,105)             8         (1,717)    (163,183)       164,892         (309,105)

Net income (loss)                       (169,405)            (4)            (3)    (140,875)       140,851         (169,436)

Dividends on common stock                      -              -              -            -              -                -

Repurchase and retirement of
  common stock                                 -              -              -            -              -                -

Other                                   (146,638)            (2)            (1)    (245,070)       245,963         (145,748)
                                  ------------------------------------------------------------------------------------------

Retained earnings (deficit) at
  December 31, 2001                     (625,148)             2         (1,721)    (549,128)       551,706         (624,289)
                                  ==========================================================================================

============================================================================================================================

DTE Energy Enterprises
Gas Services
Consolidating Statement of Operations
For The Seven Months Ended December 31, 2001
(In Thousands)


==========================================================================================================
                                                                          MCNIC         MCN         INT'L
                                  COENERGY    COENERGY     COENERGY        GAS         POWER      SERVICES
                                  CANADIAN    TRADING       SUPPLY       STORAGE      CONSOL.      CONSOL.
                                  -----------------------------------------------------------------------
OPERATING REVENUES                    -      494,585        77,763        4,243            -            -
                                  -----------------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power            -            -             -            -            -            -
  Gas                                 -      421,209        56,433            7            -            -
  Operation and maintenance           9       56,408           952        1,761           95       22,241
  Depreciation and amortization       -        1,725             -           40          148            3
  Taxes Other Than Income             -          120            98          800            -            -
                                  -----------------------------------------------------------------------
      Total Operating Expenses        9      479,462        57,483        2,607          244       22,244
                                  -----------------------------------------------------------------------

OPERATING INCOME (LOSS)              (9)      15,123        20,281        1,636         (244)     (22,244)
                                  -----------------------------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                    -       11,814           281            -            -            -
  Preferred stock dividends
    of subsidiary                     -            -             -            -            -            -
  Other - net                       (36)       2,937          (491)      (1,785)          46       (1,702)
                                  -----------------------------------------------------------------------
      Total Interest Expense
        and Other                   (36)      14,751          (210)      (1,785)          46       (1,702)
                                  -----------------------------------------------------------------------

INCOME BEFORE INCOME TAXES           28          372        20,490        3,421         (289)     (20,542)

INCOME TAX PROVISION (BENEFIT)       11          139         7,172        1,218         (101)      (7,190)
                                  -----------------------------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE      17          233        13,318        2,203         (188)     (13,352)
                                  -----------------------------------------------------------------------

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                   -            -             -            -            -            -

                                  -----------------------------------------------------------------------
NET INCOME                           17          233        13,318        2,203         (188)     (13,352)
                                  =======================================================================




                                               PIPELINE &                     GAS
                                    MCNIC       PROCESS.      ELIMS &       SERVICES
                                  OIL & GAS     CONSOL.      RECLASSES       CONSOL.
                                 ---------------------------------------------------
OPERATING REVENUES                  41,898        5,261       (49,913)       573,837
                                 ---------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power               -            -             -              -
  Gas                                    -            -       (46,802)       430,847
  Operation and maintenance          8,021        3,870        (3,080)        90,276
  Depreciation and amortization     10,388        1,325             -         13,628
  Taxes Other Than Income            2,207          230             -          3,455
                                 ---------------------------------------------------
      Total Operating Expenses      20,616        5,425       (49,882)       538,207
                                 ---------------------------------------------------

OPERATING INCOME (LOSS)             21,282         (163)          (31)        35,631
                                 ---------------------------------------------------

INTEREST EXPENSE AND OTHER
  Interest expense                   6,746            1             -         18,843
  Preferred stock dividends
    of subsidiary                        -            -             -              -
  Other - net                        3,650      234,572             -        237,190
                                 ---------------------------------------------------
      Total Interest Expense
        and Other                   10,396      234,573             -        256,033
                                 ---------------------------------------------------

INCOME BEFORE INCOME TAXES          10,886     (234,737)          (31)      (220,403)

INCOME TAX PROVISION (BENEFIT)       1,853      (82,630)            -        (79,527)
                                 ---------------------------------------------------

INCOME BEFORE ACCOUNTING CHANGE      9,033     (152,106)          (31)      (140,875)
                                 ---------------------------------------------------

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                      -            -             -              -

                                 ---------------------------------------------------
NET INCOME                           9,033     (152,106)          (31)      (140,875)
                                 ===================================================

====================================================================================

DTE Energy Enterprises
Gas Services
Consolidating Balance Sheet
December 31, 2001
(In Thousands)


=======================================================================================================
                                     COENERGY      COENERGY       COENERGY      MCNIC GAS     MCN POWER
                                     CANADIAN      TRADING        SUPPLY        STORAGE       CONSOL.
                                  ---------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents            1,675        (1,081)           707            83            (1)
  Restricted cash                          -             -              -             -             -
  Accounts receivable
    Customer (less allowance
      for doubtful accounts)               -        72,199         21,150             -           707
    Accrued unbilled revenues              -             -              -             -             -
    Other                                  -        51,382             32           975           898
  Inventories
    Fuel and gas                           -       134,389          2,584             -             -
    Materials and supplies                 -             -              -             -             -
  Property taxes assessed to
    future periods                         -             -              -                           -
  Asset from risk
    management activities                  -       132,650              -             -             -
  Other                                    -         2,962              -           955           613
                                  -------------------------------------------------------------------
                                       1,675       392,502         24,472         2,013         2,217
                                  -------------------------------------------------------------------

INVESTMENTS
  Nuclear decommissioning
    trust funds                            -             -              -             -             -
  Other                                    -        (3,897)             -        17,184        10,933
                                  -------------------------------------------------------------------
                                           -        (3,897)             -        17,184        10,933
                                  -------------------------------------------------------------------

PROPERTY
  Property, plant and equipment            -         5,601              -         2,529           950
  Property under capital leases            -             -              -             -             -
                                  -------------------------------------------------------------------
                                           -         5,601              -         2,529           950
                                  -------------------------------------------------------------------
  Less: accumulated depreciation
    and amortization                       -         4,069              -            44           179
                                  -------------------------------------------------------------------
                                           -         1,532              -         2,485           771
                                  -------------------------------------------------------------------
Goodwill                                   -         8,324              -            39             -
                                  -------------------------------------------------------------------
Regulatory Assets                          -             -              -             -             -
                                  -------------------------------------------------------------------

OTHER ASSETS
  Asset from risk
    management activities                  -       138,957              -             -             -
  Other                                    -           402            (15)          466           (26)
                                  -------------------------------------------------------------------
                                           -       139,359            (15)          466           (26)
                                  -------------------------------------------------------------------

                                       1,675       537,820         24,457        22,187        13,895
                                  ===================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                     1,270       130,819          3,784           294         1,313
  Accrued interest                         -             -              -             -             -
  Dividends payable                        -             -              -             -             -
  Accrued payroll                          -             -              -             -             -
  Short-term borrowings                    -       301,410         16,636             -             -
  Income taxes                          (183)      (52,786)         1,304          (423)          889
  General Taxes                            -         1,281            168         1,323           (82)
  Current portion long-term debt           -             -              -             -             -
  Current portion capital leases           -             -              -             -             -
  Liability from risk
    management activities                  -       112,994              -             -             -
  Other                                    -         1,000              -             6             -
                                  -------------------------------------------------------------------
                                       1,088       494,719         21,891         1,199         2,121
                                  -------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                    -       (30,927)          (331)       (1,948)       (6,883)
  Capital leases                           -             -              -             -             -
  Regulatory liabilities                   -             -              -             -             -
  Unamortized Investment
    tax credit                             -             -              -             -             -
  Liabilities from risk
    management activities                  -       301,618              -             -             -
  Other                                    -        (1,223)             -        13,161            31
                                  -------------------------------------------------------------------
                                           -       269,468           (331)       11,213        (6,852)
                                  -------------------------------------------------------------------

LONG-TERM DEBT, INCLUDING
  CAPITAL LEASES                           -        16,400              -          (162)            -
                                  -------------------------------------------------------------------

PREFERRED SECURITIES OF
  SUBSIDIARIES                             -             -              -             -             -
                                  -------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                           349         8,128        (22,797)        5,607       (64,059)
  Retained earnings and other
    comprehensive income                 238      (250,894)        25,694         4,330        82,686
                                  -------------------------------------------------------------------
                                         587      (242,766)         2,897         9,937        18,627
                                  -------------------------------------------------------------------

                                       1,674       537,820         24,457        22,187        13,895
                                  ===================================================================

                                  ---------------------------------------------------------------------
                                    INT'L SER.     MCNIC       PIPELINE      ELIMS &        GAS SERV.
                                    CONSOL.      OIL & GAS     CONSOL.      RECLASSES        CONSOL.
                                                                            SERVICES
                                  ---------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents               20        2,117        3,012              -            6,533
  Restricted cash                          -            -            -              -                -
  Accounts receivable
    Customer (less allowance
      for doubtful accounts)               -        6,709          771              -          101,536
    Accrued unbilled revenues              -            -            -              -                -
    Other                                  -        6,116        9,521         (1,754)          67,170
  Inventories
    Fuel and gas                           -            -            -              -          136,973
    Materials and supplies                 -            -          170              -              170
  Asset from risk management
    activities                             -            -            -              -          132,650
  Other                                    -          101          170              -            4,802
                                 ---------------------------------------------------------------------
                                          20       15,045       13,644         (1,754)         449,834
                                 ---------------------------------------------------------------------

INVESTMENTS
  Nuclear decommissioning
    trust funds                            -            -            -              -                -
  Other                               25,357            4      196,586              -          246,166
                                 ---------------------------------------------------------------------
                                      25,357            4      196,586              -          246,166
                                 ---------------------------------------------------------------------

PROPERTY
  Property, plant and equipment        1,155      493,140       40,712              -          544,087
  Property under capital leases            -            -            -              -                -
                                 ---------------------------------------------------------------------
                                       1,155      493,140       40,712              -          544,087
                                 ---------------------------------------------------------------------
  Less: accumulated depreciation
    and amortization                     167      252,531        8,689              -          265,678
                                 ---------------------------------------------------------------------
                                         988      240,608       32,024              -          278,409
                                 ---------------------------------------------------------------------
Goodwill                                   -            -           42              -            8,405
                                 ---------------------------------------------------------------------
Regulatory Assets                          -            -            -              -                -
                                 ---------------------------------------------------------------------

OTHER ASSETS
  Asset from risk management
    activities                             -            -            -              -          138,957
  Other                                3,860        1,805       12,236            (34)          18,693
                                 ---------------------------------------------------------------------
                                       3,860        1,805       12,236            (34)         157,650
                                 ---------------------------------------------------------------------

                                      30,225      257,461      254,530         (1,788)       1,140,464
                                 =====================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                     5,030       23,190       13,647         (1,756)         177,591
  Accrued interest                         -           (4)         293              -              289
  Dividends payable                        -            -            -              -                -
  Accrued payroll                          -            -            -              -                -
  Short-term borrowings                    -      150,902            -              -          468,949
  Income taxes                        (1,311)     (53,544)     (31,120)             -         (137,173)
  General Taxes                            -        1,939          390              -            5,018
  Current portion long-term debt           -            -            -              -                -
  Current portion capital leases           -            -            -              -                -
  Liability from risk management
    activities                             -            -            -              -          112,994
  Other                                    -        7,543        3,579              -           12,129
                                 ---------------------------------------------------------------------
                                       3,719      130,027      (13,210)        (1,756)         639,797
                                 ---------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes               (7,266)     (49,180)      (4,148)             -         (100,683)
  Capital leases                           -            -            -              -                -
  Regulatory liabilities                   -            -            -              -                -
  Unamortized Investment
    tax credit                             -            -            -              -                -
  Liabilities from risk
    management activities                  -            -            -              -          301,618
  Other                                    -            -          750              -           12,719
                                 ---------------------------------------------------------------------
                                      (7,266)     (49,180)      (3,399)             -          213,653
                                 ---------------------------------------------------------------------

LONG-TERM DEBT, INCLUDING
  CAPITAL LEASES                           -            -            -              -           16,238
                                 ---------------------------------------------------------------------

PREFERRED SECURITIES OF
  SUBSIDIARIES                             -            -            -              -                -
                                 ---------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                        46,999      487,176      358,500              -          819,904
  Retained earnings and other
    comprehensive income             (13,227)    (310,562)     (87,360)           (31)        (549,128)
                                 ---------------------------------------------------------------------
                                      33,772      176,614      271,140            (31)         270,776
                                 ---------------------------------------------------------------------

                                      30,225      257,461      254,531         (1,788)       1,140,464
                                 =====================================================================
======================================================================================================

DTE Energy Enterprises
Gas Services
Consolidating Statement of Retained Earnings
December 31, 2001
(In Thousands)

=====================================================================================================
                                COENERGY      COENERGY       COENERGY      MCNIC GAS     MCN POWER
                                CANADIAN       TRADING        SUPPLY        STORAGE       CONSOL.
                            ------------------------------------------------------------------------
Retained earnings (deficit)
  at December 31, 2000                  217       (45,293)        15,344           863        82,768

Net income (loss)                        17           233         13,318         2,203          (188)

Dividends on common stock                 -             -              -             -             -

Repurchase and retirement
  of common stock                         -             -              -             -             -

Other                                     4      (205,834)        (2,968)        1,264           106
                            ------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2001                  238      (250,894)        25,694         4,330        82,686
                            ========================================================================
                              ------------------------------------------------------------------------
                               INT'L SER.      MCNIC       PIPELINE          ELIMS &        GAS SERV.
                                CONSOL.      OIL & GAS     CONSOL.          RECLASSES        CONSOL.
                                                                            SERVICES
                              ------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2000                    1     (196,201)     (20,881)             -         (163,182)

Net income (loss)                   (13,352)       9,033     (152,106)           (31)        (140,873)

Dividends on common stock                 -            -            -              -                -

Repurchase and retirement
  of common stock                         -            -            -              -                -

Other                                   124     (123,394)      85,627              -         (245,071)
                             ------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2001              (13,227)    (310,562)     (87,360)           (31)        (549,126)
                             ========================================================================
=====================================================================================================

DTE Energy Enterprises
MCNIC Pipeline & Processing
Consolidating Statement of Operations
For The Seven Months Ended December 31, 2001
(In Thousands)


===========================================================================================================================
                                                                                       PSC02      AMERICAN
                                 EAST COAST     COPANO       MCNIC        VECTOR       PETRO        C.E.
                                  PIPELINE       KCS       MILLENNIUM   COMPANIES      SOURCE       TEXAS
                                ---------------------------------------------------------------------------

OPERATING REVENUES                    -            -            -            -            -           -
                                ---------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power            -            -            -            -            -           -
  Gas                                 -            -            -            -            -           -
  Operation and maintenance           -            -            -            -            -           -
  Depreciation and
    amortization                    108            -            -            6            -           -
  Taxes Other Than Income             -            -            -            -            -           -
                                ---------------------------------------------------------------------------
      Total Operating
        Expenses                    108            -            -            6            -           -
                                ---------------------------------------------------------------------------

OPERATING INCOME (LOSS)            (108)           -            -           (6)           -           -
                                ---------------------------------------------------------------------------

INTEREST EXPENSE
  AND OTHER
  Interest expense                    -            -            -            -            -           -
  Preferred stock
    dividends of
    subsidiary                        -            -            -            -            -           -
  Other - net                       167       30,100        5,936         (691)       8,115      27,137
                                ---------------------------------------------------------------------------
      Total Interest
        Expense and Other           167       30,100        5,936         (691)       8,115      27,137
                                ---------------------------------------------------------------------------

INCOME BEFORE INCOME
  TAXES                            (275)     (30,100)      (5,936)         685       (8,115)    (27,137)

INCOME TAX PROVISION
  (BENEFIT)                         (96)     (10,535)      (2,078)         248       (2,840)     (9,498)
                                ---------------------------------------------------------------------------

INCOME BEFORE
  ACCOUNTING CHANGE                (179)     (19,565)      (3,859)         436       (5,275)    (17,639)
                                ---------------------------------------------------------------------------

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                    -            -            -            -            -           -

                                ---------------------------------------------------------------------------
NET INCOME                         (179)     (19,565)      (3,859)         436       (5,275)    (17,639)
                                ===========================================================================

                               --------------------------------------------------------------------------------------------
                                   MOBILE        COAL         P&P        OFFSHORE    MICHIGAN      MOBILE
                                  BAY PROC      FINES       COMPANY        P&P       HOLDINGS     BAY GATH.     METHANOL
                                  COMPANY      CONSOL.       PARENT      COMPANY       INC.        COMPANY     COMPANIES
                               --------------------------------------------------------------------------------------------

OPERATING REVENUES                    -            -           91            -       5,170            -            -
                               --------------------------------------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power            -            -            -            -           -            -            -
  Gas                                 -            -            -            -           -            -            -
  Operation and maintenance           -            5        2,076          586       1,171           32            -
  Depreciation and
    amortization                      -            -           86            -       1,125            -            -
  Taxes Other Than Income             -            -          (37)           -         259            8            -
                               --------------------------------------------------------------------------------------------
      Total Operating
        Expenses                      -            5        2,125          586       2,555           40            -
                               --------------------------------------------------------------------------------------------

OPERATING INCOME (LOSS)               -           (5)      (2,034)        (586)      2,615          (40)           -
                               --------------------------------------------------------------------------------------------

INTEREST EXPENSE
  AND OTHER
  Interest expense                    -            -            -            -           1            -            -
  Preferred stock
    dividends of
    subsidiary                        -            -            -            -           -            -            -
  Other - net                    20,397            -      173,357        6,811       1,515       46,039       43,414
                               --------------------------------------------------------------------------------------------
      Total Interest
        Expense and Other        20,397            -      173,357        6,811       1,516       46,039       43,414
                               --------------------------------------------------------------------------------------------

INCOME BEFORE INCOME
  TAXES                         (20,397)          (5)    (175,391)      (7,397)      1,099      (46,079)     (43,414)

INCOME TAX PROVISION
  (BENEFIT)                           -           (2)     (23,285)      (2,589)        387      (16,128)     (15,195)
                               --------------------------------------------------------------------------------------------

INCOME BEFORE
  ACCOUNTING CHANGE             (20,397)          (3)    (152,106)      (4,808)        712      (29,951)     (28,219)
                               --------------------------------------------------------------------------------------------

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                    -            -            -            -           -            -            -

                               --------------------------------------------------------------------------------------------
NET INCOME                      (20,397)          (3)    (152,106)      (4,808)        712      (29,951)     (28,219)
                               ============================================================================================

                                ---------------------------------------------------------------
                                     MCNIC                    MOBILE                     P&P
                                     RODEO         KCI        BAY NGL       P&P       COMPANIES
                                   GATHERING    COMPANIES    COMPANIES     ELIMS        CONSOL.
                                ---------------------------------------------------------------

OPERATING REVENUES                      -            -           -            -          5,261
                                ---------------------------------------------------------------

OPERATING EXPENSES
  Fuel and purchased power              -            -           -            -              -
  Gas                                   -            -           -            -              -
  Operation and maintenance             -            -           -            -          3,870
  Depreciation and
    amortization                        -            -           -            -          1,325
  Taxes Other Than Income               -            -           -            -            230
                                ---------------------------------------------------------------
      Total Operating
        Expenses                        -            -           -            -          5,425
                                ---------------------------------------------------------------

OPERATING INCOME (LOSS)                 -            -           -            -           (163)
                                ---------------------------------------------------------------

INTEREST EXPENSE
  AND OTHER
  Interest expense                      -            -           -            -              1
  Preferred stock
    dividends of
    subsidiary                          -            -           -            -              -
  Other - net                       1,011        1,790       1,791     (132,319)       234,572
                                ---------------------------------------------------------------
      Total Interest
        Expense and Other           1,011        1,790       1,791     (132,319)       234,573
                                ---------------------------------------------------------------

INCOME BEFORE INCOME
  TAXES                            (1,011)      (1,790)     (1,791)     132,319       (234,737)

INCOME TAX PROVISION
  (BENEFIT)                          (393)        (627)          -            -        (82,630)
                                ---------------------------------------------------------------

INCOME BEFORE
  ACCOUNTING CHANGE                  (618)      (1,164)     (1,791)     132,319       (152,106)
                                ---------------------------------------------------------------

CUMULATIVE EFFECT OF
  ACCOUNTING CHANGE                      -            -           -            -              -

                                ---------------------------------------------------------------
NET INCOME                           (618)      (1,164)     (1,791)     132,319       (152,106)
                                ===============================================================
===============================================================================================

DTE Energy Enterprises
MCNIC Pipeline & Processing
Consolidating Balance Sheet
December 31, 2001
(In Thousands)

=========================================================================================================================
                                             EAST COAST   COAPNO     MCNIC         VECTOR      PSC02 PETRO     AMERICAN
                                              PIPELINE     KCS    MILLENNIUM     COMPANIES       SOURCE       C.E. TEXAS
                                            -----------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                        -          -         -              -             -              -
  Restricted cash                                  -          -         -              -             -              -
  Accounts receivable
    Customer (less
      allowance for
      doubtful accounts)                           -          -         -              -             -              -
    Accrued unbilled revenues                      -          -         -              -             -              -
    Other                                          -          -         -              -             -              -
  Inventories
     Fuel and gas                                  -          -         -              -             -              -
     Materials and supplies                        -          -         -              -             -              -
  Asset from risk
     management activities                         -          -         -              -             -              -
  Other                                            -          -         -              -             -              -
                                            -----------------------------------------------------------------------------
                                                   -          -         -              -             -              -
                                            -----------------------------------------------------------------------------

INVESTMENTS
  Nuclear decommissioning
    trust funds                                    -          -         -              -             -              -
  Other                                       31,443          -       (95)        86,435         8,679         40,116
                                            -----------------------------------------------------------------------------
                                              31,443          -       (95)        86,435         8,679         40,116
                                            -----------------------------------------------------------------------------

PROPERTY
  Property, plant and equipment                  114          -        95            272           610              -
  Property under capital leases                    -          -         -              -             -              -
                                            -----------------------------------------------------------------------------
                                                 114          -        95            272           610              -
                                            -----------------------------------------------------------------------------
  Less: accumulated
   depreciation
    and amortization                             114          -         -              6            50              -
                                            -----------------------------------------------------------------------------
                                                   -          -        95            266           560              -
                                            -----------------------------------------------------------------------------
Goodwill                                           -          -         -              -             -              -
                                            -----------------------------------------------------------------------------
Regulatory Assets                                  -          -         -              -             -              -
                                            -----------------------------------------------------------------------------

OTHER ASSETS
  Asset from risk
    management activities                          -          -         -              -             -              -
  Other                                            -          -         -              -             -              -
                                            -----------------------------------------------------------------------------
                                                   -          -         -              -             -              -
                                            -----------------------------------------------------------------------------

                                              31,443          -         -         86,701         9,239         40,116
                                            =============================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                                 -          -         -              -             -          1,000
  Accrued interest                                 -          -         -              -             -              -
  Dividends payable                                -          -         -              -             -              -
  Accrued payroll                                  -          -         -              -             -              -
  Short-term borrowings                            -          -         -              -             -              -
  Income taxes                                (2,320)     1,832        (6)        (1,467)         (468)        (2,737)
  General Taxes                                    -          -         -              -             -              -
  Current portion
    long-term debt                                 -          -         -              -             -              -
  Current portion
    capital leases                                 -          -         -              -             -              -
  Liability from risk
    management activities                          -          -         -              -             -              -
  Other                                            -          -         -              -           381            692
                                            -----------------------------------------------------------------------------
                                              (2,320)     1,832        (6)        (1,467)          (87)        (1,045)
                                            -----------------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes                        3,829     (1,832)   (2,076)         1,528        (1,866)        (3,837)
  Capital leases                                   -          -         -              -             -              -
  Regulatory liabilities                           -          -         -              -             -              -
  Unamortized Investment
    tax credit                                     -          -         -              -             -              -
  Liabilities from risk
    management activities                          -          -         -              -             -              -
  Other                                            -          -         -              -             -              -
                                            -----------------------------------------------------------------------------
                                               3,829     (1,832)   (2,076)         1,528        (1,866)        (3,837)
                                            -----------------------------------------------------------------------------

LONG-TERM DEBT,
  INCLUDING CAPITAL LEASES                         -          -         -              -             -              -
                                            -----------------------------------------------------------------------------

PREFERRED SECURITIES
  OF SUBSIDIARIES                                  -          -         -              -             -              -
                                            -----------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                                26,496          -     4,449         79,049        13,879         50,911
  Retained earnings and
    other comprehensive income                 3,437          -    (2,367)         7,590        (2,687)        (5,914)
                                            -----------------------------------------------------------------------------
                                              29,933          -     2,082         86,639        11,192         44,998
                                            -----------------------------------------------------------------------------

                                              31,443          -         -         86,701         9,239         40,116
                                            =============================================================================

                                 --------------------------------------------------------------------------------------------
                                   MOBILE BAY   COAL FINES    P&P CO.       JONAH       OFFSHORE     MICHIGAN    MOBILE BAY
                                   PROC. CO.     CONSOL.       PARENT      PIPELINE     P&P CO.    HOLDINGS INC. GATH. CO.
                                 --------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents             -            -        1,235            -            -        1,777            -
  Restricted cash                       -            -            -            -            -            -            -
  Accounts receivable
    Customer (less
      allowance for
      doubtful accounts)                -            -            -            -            -          771            -
    Accrued unbilled revenues           -            -            -            -            -            -            -
    Other                               -           48        8,996            -           33          443            -
  Inventories
     Fuel and gas                       -            -            -            -            -            -            -
     Materials and supplies             -            -            -            -            -          170            -
  Asset from risk
     management activities              -            -            -            -            -            -            -
  Other                                 -            -          106            -            -            -           63
                                 --------------------------------------------------------------------------------------------
                                        -           48       10,338            -           33        3,161           63
                                 --------------------------------------------------------------------------------------------

INVESTMENTS
  Nuclear decommissioning
    trust funds                         -            -            -            -            -            -            -
  Other                                 -            -      233,374            -        1,534          (36)           -
                                 --------------------------------------------------------------------------------------------
                                        -            -      233,374            -        1,534          (36)           -
                                 --------------------------------------------------------------------------------------------

PROPERTY
  Property, plant and equipment         -            -        6,314            -            -       33,051            -
  Property under capital leases         -            -            -            -            -            -            -
                                 --------------------------------------------------------------------------------------------
                                        -            -        6,314            -            -       33,051            -
                                 --------------------------------------------------------------------------------------------
  Less: accumulated
   depreciation
    and amortization                    -            -          701            -            -        7,782            -
                                 --------------------------------------------------------------------------------------------
                                        -            -        5,613            -            -       25,269            -
                                 --------------------------------------------------------------------------------------------
Goodwill                                -            -            -            -            -           42            -
                                 --------------------------------------------------------------------------------------------
Regulatory Assets                       -            -            -            -            -            -            -
                                 --------------------------------------------------------------------------------------------

OTHER ASSETS
  Asset from risk
    management activities               -            -            -            -            -            -            -
  Other                                 -            -        2,992            -            -            -            -
                                 --------------------------------------------------------------------------------------------
                                        -            -        2,992            -            -            -            -
                                 --------------------------------------------------------------------------------------------

                                        -           48      252,316            -        1,568       28,436           63
                                 ============================================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                      -        2,797       10,274            -            -         (424)           -
  Accrued interest                      -            -          293            -            -            -            -
  Dividends payable                     -            -            -            -            -            -            -
  Accrued payroll                       -            -            -            -            -            -            -
  Short-term borrowings                 -            -            -            -            -            -            -
  Income taxes                       (662)         221      (17,953)       1,713           99         (364)      (8,766)
  General Taxes                         -            -            7            -           20          325           39
  Current portion
    long-term debt                      -            -            -            -            -            -            -
  Current portion
    capital leases                      -            -            -            -            -            -            -
  Liability from risk
    management activities               -            -            -            -            -            -            -
  Other                                 -            -          508            -          100            -            -
                                 --------------------------------------------------------------------------------------------
                                     (662)       3,018       (6,870)       1,713          219         (463)      (8,727)
                                 --------------------------------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes               811            -      (11,556)          (5)      (1,084)       2,542        7,463
  Capital leases                        -            -            -            -            -            -            -
  Regulatory liabilities                -            -            -            -            -            -            -
  Unamortized Investment
    tax credit                          -            -            -            -            -            -            -
  Liabilities from risk
    management activities               -            -            -            -            -            -            -
  Other                                 -            -            -            -            -          750            -
                                 --------------------------------------------------------------------------------------------
                                      811            -      (11,556)          (5)      (1,084)       3,291        7,463
                                 --------------------------------------------------------------------------------------------

LONG-TERM DEBT,
  INCLUDING CAPITAL LEASES              -            -            -            -            -            -            -
                                 --------------------------------------------------------------------------------------------

PREFERRED SECURITIES
  OF SUBSIDIARIES                       -            -            -            -            -            -            -
                                 --------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
  Common stock                     23,026        3,782      358,510      (22,919)       6,290        3,634       17,099
  Retained earnings and
    other comprehensive income    (23,175)      (6,753)     (87,767)      21,211       (3,857)      21,974      (15,771)
                                 --------------------------------------------------------------------------------------------
                                     (149)      (2,971)     270,743       (1,708)       2,433       25,608        1,327
                                 --------------------------------------------------------------------------------------------

                                        -           48      252,316            -        1,568       28,436           64
                                 ============================================================================================

                                -----------------------------------------------------------------------------------
                                    METHANOL       MCNIC         KCI       MOBILE BAY      ELIMS &         PIPELINE
                                    COMPANIES   RODEO GATH.   COMPANIES     NGL CO.       RECLASSES         CONSOL.
                                -----------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents              -            -            -            -                -           3,012
  Restricted cash                        -            -            -            -                -               -
  Accounts receivable
    Customer (less
      allowance for
      doubtful accounts)                 -            -            -            -                -             771
    Accrued unbilled revenues            -            -            -            -                -               -
    Other                                -            -            -            -                -           9,521
  Inventories
     Fuel and gas                        -            -            -            -                -               -
     Materials and supplies              -            -            -            -                -             170
  Asset from risk
     management activities               -            -            -            -                -               -
  Other                                  -            -            -            -                -             170
                                -----------------------------------------------------------------------------------
                                         -            -            -            -                -          13,644
                                -----------------------------------------------------------------------------------
                                                                                                                 -
INVESTMENTS
  Nuclear decommissioning
    trust funds                          -            -            -            -                -               -
  Other                              9,838          905            -            -         (215,607)        196,586
                                -----------------------------------------------------------------------------------
                                     9,838          905            -            -         (215,607)        196,586
                                -----------------------------------------------------------------------------------
                                                                                                                 -
PROPERTY
  Property, plant and equipment        256            -            -            -                -          40,712
  Property under capital leases          -            -            -            -                -               -
                                -----------------------------------------------------------------------------------
                                       256            -            -            -                -          40,712
                                -----------------------------------------------------------------------------------
  Less: accumulated
   depreciation
    and amortization                    36            -            -            -                -           8,689
                                -----------------------------------------------------------------------------------
                                       220            -            -            -                -          32,024
                                -----------------------------------------------------------------------------------
Goodwill                                 -            -            -            -                -              42
                                -----------------------------------------------------------------------------------
Regulatory Assets                        -            -            -            -                -               -
                                -----------------------------------------------------------------------------------

OTHER ASSETS
  Asset from risk
    management activities                -            -            -            -                -               -
  Other                                  -            -        8,812            -              431          12,236
                                -----------------------------------------------------------------------------------
                                         -            -        8,812            -              431          12,236
                                -----------------------------------------------------------------------------------
                                                                                                                 -
                                    10,058          905        8,812            -         (215,175)        254,530
                                ===================================================================================

LIABILITIES

CURRENT LIABILITIES
  Accounts payable                       -            -            -            -                -          13,647
  Accrued interest                       -            -            -            -                -             293
  Dividends payable                      -            -            -            -                -               -
  Accrued payroll                        -            -            -            -                -               -
  Short-term borrowings                  -            -            -            -                -               -
  Income taxes                      (2,801)         170        2,391            -               (3)        (31,120)
  General Taxes                          -            -            -            -                -             390
  Current portion
    long-term debt                       -            -            -            -                -               -
  Current portion
    capital leases                       -            -            -            -                -               -
  Liability from risk
    management activities                -            -            -            -                -               -
  Other                                400            -        1,498            -                -           3,579
                                -----------------------------------------------------------------------------------
                                    (2,401)         170        3,889            -               (3)        (13,210)
                                -----------------------------------------------------------------------------------

OTHER LIABILITIES
  Deferred income taxes              3,145          (11)      (1,200)           -                -          (4,148)
  Capital leases                         -            -            -            -                -               -
  Regulatory liabilities                 -            -            -            -                -               -
  Unamortized Investment
    tax credit                           -            -            -            -                -               -
  Liabilities from risk
    management activities                -            -            -            -                -               -
  Other                                  -            -            -            -                -             750
                                -----------------------------------------------------------------------------------
                                     3,145          (11)      (1,200)           -                -          (3,399)
                                -----------------------------------------------------------------------------------
                                                                                                                 -
LONG-TERM DEBT,
  INCLUDING CAPITAL LEASES               -            -            -            -                -               -
                                -----------------------------------------------------------------------------------

PREFERRED SECURITIES
  OF SUBSIDIARIES                        -            -            -            -                -               -
                                -----------------------------------------------------------------------------------
                                                                                                                 -
SHAREHOLDERS' EQUITY
  Common stock                      25,244          578        4,733        1,033         (237,294)        358,500
  Retained earnings and
    other comprehensive income     (15,930)         168        1,390       (1,033)          22,122         (87,360)
                                -----------------------------------------------------------------------------------
                                     9,314          746        6,123            -         (215,172)        271,140
                                -----------------------------------------------------------------------------------

                                    10,058          905        8,812            -         (215,175)        254,531
                                ===================================================================================
===================================================================================================================

DTE Energy Enterprises
MCNIC Pipeline & Processing
Consolidating Statement of Retained Earnings
December 31, 2001
(In Thousands)


===============================================================================================================
                            EAST COAST       COAPNO         MCNIC         VECTOR      PSC02 PETRO     AMERICAN
                             PIPELINE         KCS        MILLENNIUM     COMPANIES       SOURCE       C.E. TEXAS
                            -----------------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2000          2,944          7,009         1,250          6,497         2,166         10,850

Net income (loss)                (179)       (19,565)       (3,859)           436        (5,275)       (17,639)

Dividends on common stock           -              -             -              -             -              -

Repurchase and retirement
  of common stock                   -              -             -              -             -              -

Other                             672         12,556           242            657           422            875
                            -----------------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2001          3,437              -        (2,367)         7,590        (2,687)        (5,914)
                            ===================================================================================



                             --------------------------------------------------------------------------------------------
                              MOBILE BAY   COAL FINES    P&P CO.       JONAH       OFFSHORE     MICHIGAN      MOBILE BAY
                              PROC. CO.     CONSOL.       PARENT      PIPELINE     P&P CO.    HOLDINGS INC.    GATH. CO.
                             --------------------------------------------------------------------------------------------


Retained earnings (deficit)
  at December 31, 2000             (1,840)      (5,915)     (20,881)      21,211          623       19,820       13,570

Net income (loss)                 (20,397)          (3)    (152,106)           -       (4,808)         712      (29,951)

Dividends on common stock               -            -            -            -            -            -            -

Repurchase and retirement
  of common stock                       -            -            -            -            -            -            -

Other                                (938)        (835)      85,220            -          328        1,442          610
                             --------------------------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2001            (23,175)      (6,753)     (87,767)      21,211       (3,857)      21,974      (15,771)
                             ============================================================================================


                              -------------------------------------------------------------------------------------
                                 METHANOL         MCNIC         KCI       MOBILE BAY      ELIMS &         PIPELINE
                                 COMPANIES     RODEO GATH.   COMPANIES     NGL CO.       RECLASSES         CONSOL.
                              -------------------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2000              12,758          665       (1,242)         769          (91,135)        (20,881)

Net income (loss)                  (28,219)        (618)      (1,164)      (1,791)         132,320        (152,106)

Dividends on common stock                -            -            -            -                -               -

Repurchase and retirement
  of common stock                        -            -            -            -                -               -

Other                                 (469)         121        3,796          (11)         (19,063)         85,625
                              -------------------------------------------------------------------------------------

Retained earnings (deficit)
  at December 31, 2001             (15,930)         168        1,390       (1,033)          22,122         (87,362)
                              =====================================================================================
===================================================================================================================

                                                                       EXHIBIT B

An organizational chart showing the relationship of each EWG and foreign utility company to associate companies in the holding company system.

An organizational chart of DTE River Rouge No. 1, L.L.C.

                               DTE ENERGY COMPANY

                          DTE ENERGY RESOURCES, INC.

                              DTE GENERATION, INC.

                         DTE RIVER ROUGE NO. 1, L.L.C.


An organizational chart of DTE Georgetown, L.P.


                               DTE ENERGY COMPANY

                           DTE ENERGY RESOURCES, INC.

                              DTE ENERGY SERVICES

                         DTE GEORGETOWN HOLDINGS, INC.

                              DTE GEORGETOWN, L.P.


An organizational chart of Metro Energy, L.L.C.


                               DTE ENERGY COMPANY

                             DTE ENTERPRISES, INC.

                          MCN ENERGY ENTERPRISES INC.

                               MCN POWER COMPANY

                              METRO ENERGY, L.L.C.

An organizational chart of Bhote Koshi Power Company Private Limited.

                               DTE ENERGY COMPANY

                             DTE ENTERPRISES, INC.

                          MCN ENERGY ENTERPRISES INC.

                          MCN INTERNATIONAL CORPORATION

                      MCNIC NEPAL LIMITED OF GRAND CAYMAN

                               PANDA BHOTE KOSHI

                                 PANDA OF NEPAL

                   BHOTE KOSHI POWER COMPANY PRIVATE LIMITED